Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of October 5, 2011

among

GRD HOLDING III CORPORATION,

GARDEN RIDGE, L.P.,
as Borrowers,

GRD HOLDING II CORPORATION,
as Holdings,

The GUARANTORS party hereto,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and L/C Issuer

The Other Lenders Party Hereto,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Bookrunners

UBS SECURITIES LLC

as Syndication Agent

SCHEDULES

I                                                                   Guarantors

2.01                                                Commitments and Pro Rata Shares

2.03                                                Existing Letters of Credit

5.05                                                Supplement to Interim Financial Statements

5.08(b)                                 Owned Real Property

5.08(c)                                  Leased Real Property

5.08(d)                                 Other Locations of Tangible Personal Property

5.09                                                Environmental Matters

5.11(a)                                 ERISA Compliance

5.11(d)                                 Pension Plans

5.12                                                Subsidiaries and Other Equity Investments

5.16                                                Intellectual Property Matters

5.17(b)                                 Credit Card Arrangements

5.20                                                Labor Matters

6.02                                                Collateral Reports

6.14(b)                                 Mortgaged Properties

7.01                                                Existing Liens

7.02                                                Existing Investments

7.03                                                Permitted Surviving Debt

7.08                                                Transactions with Affiliates

10.02                                         Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A                                                               Committed Loan Notice

B                                                               Swing Line Loan Notice

C                                                               Note

D                                                               Compliance Certificate

E-1                                                     Assignment and Assumption

E-2                                                     Administrative Questionnaire

F                                                                 Borrowing Base Certificate

G-1                                                    Holdings Guaranty

G-2                                                    Subsidiary Guaranty

H                                                              Security Agreement

I                                                                   Form of Mortgage

J                                                                   Intellectual Property Security Agreement

K-1                                                    Opinion Matters — Counsel to Loan Parties

K-2                                                    Opinion Matters — Local Counsel to Loan Parties

L                                                                Credit Card Notification

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of October 5, 2011, among GRD HOLDING III CORPORATION, a Delaware corporation, and GARDEN RIDGE, L.P., a Texas limited partnership (collectively, the “Borrower” and each individually, a “Borrower”), GRD HOLDING II CORPORATION, a Delaware corporation (“Holdings”), each Guarantor from time to time party hereto, the each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and UBS SECURITIES LLC, as Joint Lead Arrangers and Bookrunners, UBS SECURITIES LLC, as Syndication Agent, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS

A.                                    Pursuant to the Stock Purchase Agreement, dated as of July 12, 2011 (the “Acquisition Agreement”), among Garden Holdings Inc., a Delaware corporation (the “Company”), the sellers named therein (the “Sellers”), and the Borrower, the Borrower will acquire (in part directly and in part through an indirect contribution of rollover equity by the Sellers to the Borrower, as contemplated by the contribution agreement referred to in the Acquisition Agreement) 100% of the issued and outstanding shares of capital stock or other equity interests of the Company (the “Acquisition”) in accordance with the terms thereof.

B.                                    The Borrower will enter into the Term Loan Facility.

C.                                    Holdings or the Borrower will obtain $85 million of junior financing pursuant to the Mezzanine Facility.

D.                                    Borrower has requested that, immediately upon the satisfaction in full of the conditions precedent set forth in Article 4 below, the Lenders make available to the Borrower an $80,000,000 revolving credit facility for the making of revolving loans and the issuance of letters of credit for the account of the Borrower, from time to time.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.                          Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Credit Card Processor” means any major credit or debit card processor (including Visa, MasterCard, American Express, Diners Club, and other processors reasonably acceptable to the Agent in its Permitted Discretion).

“Acceptable Document of Title” means, with respect to any Inventory, a bill of lading or other Document (as defined in the Uniform Commercial Code) that (a) is issued by a common carrier which is not an Affiliate of any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of the Borrower or, if so requested by the Administrative Agent, to the order of the Administrative Agent, (c) names the Administrative Agent as a notify party and bears a conspicuous notation on its face of the Administrative Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of the Administrative Agent and the Term Loan Agent), and (e) is on terms otherwise reasonably acceptable to the Administrative Agent in its Permitted Discretion.

“Account” means “accounts” as defined in the Uniform Commercial Code, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition” as defined in the Preliminary Statements to this Agreement.

“Acquisition Agreement” as defined in the Preliminary Statements to this Agreement.

“ACH” means automated clearing house transfers.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing at the end of the first full Fiscal Quarter after the Closing Date.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent-Related Persons” means each Agent, together with its Affiliates, and the officers, directors, employees, agents, attorneys-in-fact, trustees and advisors of such Persons and Affiliates.

“Agents” means, collectively, Bank of America, in its capacity as the Administrative Agent and the Syndication Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.  The Aggregate Commitment of all Lenders shall be $80,000,000 on the Closing Date, as such amount may be increased or reduced from time to time in accordance with the terms of this Agreement.

“Agreement” means this Credit Agreement.

“Applicable Rate” means:

(a)                                 From and after the Closing Date until the first Adjustment Date occurring after the first full fiscal quarter following the Closing Date, the percentages set forth in Level II of the pricing grid below; and

(b)                                 From and after the first Adjustment Date occurring after the first full fiscal quarter following the Closing Date and on each Adjustment Date thereafter, the Applicable Rate shall be determined from the following pricing grid based upon the Average Daily Availability for the most recent fiscal quarter ended immediately preceding such Adjustment Date; provided that, until the first Adjustment Date occurring after first full fiscal quarter ending after the Closing Date, the Applicable Rate shall be established at Level II (even if the Average Daily Availability for Level III has been met); provided further that, notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Rate to that set forth in Level I (even if the Average Daily Availability requirements for a different Level have been met); provided further that, if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Applicable Rate

Pricing Level	Average Daily Availability	Eurodollar Rate and Letters of Credit	Base Rate
I	Less than or equal to $25,000,000	2.25%	1.25%
II	Greater than $25,000,000	2.00%	1.00%

but less than or equal to $55,000,000
III	Greater than $55,000,000	1.75%	0.75%

“AHYDO Payments” means, with respect to the Mezzanine Facility or any Permitted Refinancing thereof, payments on such Junior Financing that are necessary to avoid such Junior Financing being treated as having “significant original issue discount” within the meaning of Section 163(i)(1)(C) of the Code.

“Appraisal Percentage” means 90%.

“Appraised Value” means the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the Inventory stock ledger of the Borrower, which value shall be determined from time to time by reference to the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and UBS Securities, in their capacities as exclusive lead arrangers and bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended January 29, 2011 and the related consolidated statement of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)                                 the Loan Cap

minus

(b)                                 the Total Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Borrower shall certify to the Administrative Agent that all accounts payable and Taxes are being paid on a timely basis.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in the determination of Appraised Value, such Reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Administrative Agent’s Permitted Discretion, (but are not limited to) Reserves based on: (i) (A) rent (not to exceed two months rent for each location plus any past due rent) for any Store locations and for each distribution center leased by a Loan Party unless, in each case, the applicable lessor has delivered to the Administrative Agent, as applicable, a Collateral Access Agreement; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Administrative Agent in any Collateral; (iv) salaries, wages, vacation pay and benefits due and owing to employees of any Loan Party, (v) Customer Credit Liabilities, (vi) customer deposits, (viii) Reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s, carrier’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Administrative Agent in any Collateral, (ix) amounts due to vendors on account of consigned goods, and (x) at any time that Availability is less than 25.0% of the Loan Cap, Reserves to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to any Secured Bank Product Agreement, Secured Hedge Agreement or Secured Cash Management Agreement then provided or outstanding.  The amount of any Reserve established by the Administrative Agent hereunder shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve.

“Average Daily Availability” means the average daily Availability for the immediately preceding Fiscal Quarter.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Agreement” means any agreement relating to services of facilities provided on account of (a) purchase cards, (b) leasing, (c) factoring, and (d) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), but excluding any Cash Management Agreement.

“Bank Product Provider” means any Person that (i) at the time it enters into a Bank Product Agreement, is a Lender or an Affiliate of a Lender, or (ii) is, as of the Closing Date, a Lender or an Affiliate of a Lender and a party to a Bank Product Agreement, in each case, in its capacity as a party to such Bank Product Agreement.

“Bankers’ Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a commercial Letter of Credit which has been accepted by the L/C Issuer.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” has the meaning provided in Section 6.15(b).

“Blocked Account Agreement” means, with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, establishing control (as defined in the Uniform Commercial Code) of such Blocked Account by the Administrative Agent (for the benefit of itself and the other Secured Parties) and whereby the bank maintaining such account agrees, during a Cash Dominion Trigger Period, to comply only with the instructions originated by the Administrative Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Notice” has the meaning specified in Section 6.14(b)(iii).

“Borrower Parties” means the collective reference to the Borrower and its Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)                                 the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b)                                 the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the product of Appraisal Percentage multiplied by the Appraised Value of Eligible Inventory;

minus

(c)                                  without duplication, the then amount of all Availability Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Borrower Parties on a consolidated basis for such period, as determined in accordance with GAAP; provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition, (b) capital expenditures relating to the construction or acquisition of any property which has been transferred to a Person that is not a Borrower Party pursuant to a sale-leaseback transaction permitted under Section 7.05(e), (c) to the extent permitted by this Agreement, (i) a reinvestment of the net cash proceeds of any Disposition or Casualty Event, or (ii) the purchase of property, plant or equipment or software to the extent financed with the proceeds of Dispositions or Casualty Events outside the ordinary course of business that are not required to be applied to prepay Term Loans or to be reinvested, in each case pursuant to the Term Credit Agreement, (d) capitalized interest in respect of operating or capital leases, (e) the book value of any asset owned to the extent such book value is included as a capital expenditure as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (f) the purchase price of property acquired in ordinary course trade-ins or concurrent sales of used or surplus property, (g) any non-cash amounts reflected as additions to property, plant or equipment on the Borrower’s consolidated balance sheet and (h) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for (including by means of the issuance of Equity Interests by Holdings or any direct or indirect parent of Holdings) by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period)..

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account at Bank of America in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Secured Parties, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Trigger Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrower to maintain Availability of at least the greater of (x) $10,000,000, and (y) 12.5% of the Loan Cap for three (3) consecutive days, or (iii) Availability is less than $7,500,000 at any time.

“Cash Dominion Recovery Event” shall mean Availability is at least the greater of (i) $10,000,000 and (ii) 12.5% of the Loan Cap for thirty (30) consecutive days and no default is outstanding during such thirty (30) day period; provided that for the purposes of Section 6.15 a Cash Dominion Trigger Event may be discontinued only two (2) times in any twelve month period, and the termination of a Cash Dominion Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Trigger Event in the event that the conditions set forth in this definition again arise.

“Cash Dominion Trigger Period” shall mean the period after a Cash Dominion Trigger Event and prior to a Cash Dominion Recovery Event.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries:

(a)                                 readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than twenty four months from the date of acquisition thereof; provided, that the full faith and credit of the United States is pledged in support thereof;

(b)                                 time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade by S&P, and (iii) has combined capital and surplus of at least $250,000,000 (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than three hundred and sixty (360) days from the date of acquisition thereof;

(c)                                  commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated A 1 (or the equivalent thereof) or better by S&P or P 1 (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than three hundred and sixty (360) days from the date of acquisition thereof;

(d)                                 marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(e)                                  repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)                                   Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that at least 95% of such investments are of the character, quality and maturity described in clauses (a), through (e) of this definition;

(g)                                  investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (f) above; and

(h)                                 solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Interest Charges” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, Consolidated Interest Charges that have been paid or are payable in cash during such period net of cash interest income.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (ii) is, as of the Closing Date, a Lender or an Affiliate of a Lender and a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect of any asset, including but not limited to Inventory, equipment, fixed assets or real property (including any improvements thereon).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change of Control” means the earliest to occur of:

(a)                                 the Permitted Holders shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; or

(b)                                 any “Change of Control” (or any comparable term) in any document pertaining to the Mezzanine Facility, the Term Loan Facility, or any Specified Refinancing Debt or Senior Secured Debt in each case with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c)                                  GRD Holding III shall cease to be a wholly owned Subsidiary of Holdings.

“Closing Date” means the first date all the conditions precedent in Article 4 are satisfied or waived in accordance with Article 4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of real property leased by any Loan Party, pursuant to which such Person (i) acknowledges the Administrative Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such real property, (iii) provides the Administrative Agent with access to the Collateral held by such bailee or other Person or located in or on such real property, (iv) as to any landlord, provides the Administrative Agent with a reasonable time to sell and dispose of the Collateral from such real property, and (v) makes such other agreements with the Administrative Agent as the Administrative Agent may reasonably require.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, the Blocked Account Agreements, the Credit Card Notifications, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased or decreased from time to time in accordance with this Agreement.

“Commitment Fee” means 0.375% per annum.

“Company” has the meaning set forth in the Preliminary Statements.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning set forth in Section 6.15(d).

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the aggregate of all income, franchise and similar taxes, as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period.

“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication,

(i)                                     total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments, (d) the interest component of Capitalized Leases, (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (g) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations,

(ii)                                  provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as Delaware franchise tax, Pennsylvania capital tax or Texas margin tax) and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(iii)                               depreciation and amortization expense (including amortization of intangible assets),

(iv)                              non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs to employees of Holdings, the Borrower or any Restricted Subsidiary pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

(v)                                 any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),

(vi)                              all extraordinary, non-recurring or unusual charges,

(vii)                           costs and expenses in connection with store openings not to exceed $100,000 per each such store opening; provided that the aggregate amount of add backs made pursuant to this clause (vii) when added to the aggregate amount of add backs made pursuant to clauses (ix) and (xix) below, shall not exceed an amount equal to 10% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (vii) or clauses (ix) or (xix) below),

(viii)                        cash expenses and employee bonuses incurred in connection with, or in anticipation of, the Transaction,

(ix)                              cash restructuring charges or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Closing Date, project start-up costs, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, recruiting, retention, relocation, severance and signing bonuses and expenses, transaction fees and expenses (including those in connection with, to the extent permitted hereunder, any Investment, any Debt Issuance, any Equity Issuance, any Disposition, or any Casualty Event, in each case, whether or not consummated), systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company or any other costs (including legal services costs) incurred in connection with any of the foregoing; provided that the aggregate amount of add backs made pursuant to this clause (ix) when added to the aggregate amount of add backs made pursuant to clause (vii) above and clause (xix) below, shall not exceed an amount equal to 10% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (ix) or clause (vii) above or clause (xix) below);

(x)                                 any losses (or minus any gains) realized upon the disposition of property outside of the ordinary course of business,

(xi)                              any (x) expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement or (y) expenses, charges or losses with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (A) not denied by the applicable indemnifying party, obligor or insurer in writing and (B) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days),

(xii)                           to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied in writing by the applicable insurer and (B) in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption,

(xiii)                        management fees permitted under Section 7.08(d),

(xiv)                       any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transaction or any Investment permitted under Section 7.02,

(xv)                          non cash-losses from Joint Ventures and non-cash minority interest reductions,

(xvi)                       fees and expenses in connection with the exchanges or refinancings permitted by Section 7.14,

(xvii)                    expenses representing the implied principal component under Synthetic Lease Obligations,

(xviii)                 other expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period, and

(xix)                       the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transaction, any acquisition or disposition by the Borrower or any Restricted Subsidiary or any operational changes (including, without limitation, operational changes arising out of the modification of contractual arrangements (including, without limitation, renegotiation of lease agreements, utilities and logistics contracts and insurance policies, as well as purchases of leased real properties)) or headcount reductions, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, certifying that (x) such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable as determined in good faith by the Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions and synergies in connection with the Transaction, 12 months after the

Closing Date and (II) in all other cases, within 12 months after the consummation of the acquisition or disposition, which is expected to result in such cost savings, expense reductions or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions and synergies are not associated with the Transaction, all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (xix) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies and (E) the aggregate amount of add backs made pursuant to this clause (xix), when added to the aggregate amount of add backs made pursuant to clauses (vii) and (ix) above, shall not exceed an amount equal to 10% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xix) or clauses (vii) or (ix) above), minus

(c)                                  an amount which, in the determination of Consolidated Net Income, has been included for

(i)                                     all extraordinary, non-recurring or unusual gains and non cash income during such period, and

(ii)                                  any gains realized upon the disposition of property outside of the ordinary course of business, plus/minus

(d)                                 unrealized losses/gains in respect of Swap Contracts, all as determined in accordance with GAAP, minus

(e)                                  the amount of Restricted Payments made in reliance on Sections 7.06(e)(i), 7.06(e)(ii), Section 7.06(e)(vii) or 7.06(h) (except to the extent that (x) the amount paid with such Restricted Payments by Holdings would not, if the respective expense or other item had been incurred directly by the Borrower, have reduced Consolidated EBITDA determined in accordance with this definition or (y) such Restricted Payment is paid by the Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated EBITDA, as calculated pursuant to this definition).

Notwithstanding anything to the contrary, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments; and Consolidated EBITDA shall be deemed to be $10,171,892 for the fiscal quarter ended October 31, 2010, $29,610,437 for the fiscal quarter ended January 31, 2011, $19,699,470.00 for the fiscal quarter ended April 30, 2011 and $21,914,423.00 for the fiscal quarter ended July 31, 2011.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Unfinanced Capital Expenditures (excluding any Capital Expenditures made with all or any portion of the proceeds, applied within twelve months after the receipt thereof, from (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (in the case of each of (x) and (y)), other than Inventory and Accounts)) made during such period to (b) the sum of (i) all Consolidated Scheduled Funded Debt Payments plus (ii) all Consolidated Cash Taxes, in each case, of or by the Borrower Parties for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Funded Indebtedness” means all Indebtedness of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof), excluding (i) net obligations under any Swap Contract, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of the applicable Person and is expected to be paid in a fiscal quarter immediately following the date of determination of the Consolidated Funded Indebtedness, (iii) any deferred compensation arrangements, or (iv) any non-compete or consulting obligations incurred in connection with Permitted Acquisitions, (v) obligations in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Funded Indebtedness until three (3) Business Days after such amount is drawn.  The amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount (or, if less, the fair market value of such identified asset).

“Consolidated Interest Charges” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, interest expense (including the amortization of debt discount and premium, the interest component under Capitalized Leases and the implied interest component under Synthetic Lease Obligations, but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transaction, (ii) annual agency fees paid to the Administrative Agent or to the Term Loan Agent, (iii) costs associated with obtaining Swap Contracts and (iv) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated)), as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items, (ii) any amounts attributable to Investments in any Unrestricted Subsidiary or Joint Venture to the extent that either (x) such amounts have not been distributed in cash to such Person and its Restricted Subsidiaries during the applicable period, (y) such amounts were not earned by such Unrestricted Subsidiary or Joint

Venture during the applicable period or (z) there exists in respect of any future period any encumbrance or restriction on the ability of such Unrestricted Subsidiary or Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Unrestricted Subsidiary or Joint Venture held by such Person and its Restricted Subsidiaries, (iii) the cumulative effect of foreign currency translations during such period to the extent included in Consolidated Net Income, (iv) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis) and (v) net income of any Restricted Subsidiary (other than a Loan Party) for any period to the extent that, during such period, there exists any encumbrance or restriction on the ability of such Restricted Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by such Person and its Restricted Subsidiaries, except to the extent that such net income is distributed in cash during such period to such Person or to a Restricted Subsidiary of such Person that is not itself subject to any such encumbrance or restriction) as determined in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of (a) Cash Interest Charges during such period plus (b) all scheduled payments of principal (and with respect to the Term Loan, as such payments may be adjusted in accordance with the Term Loan Documents as a result of any prepayment of the Term Loans) during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Leases and Synthetic Lease Obligations during such period), as determined in accordance with GAAP.

“Continuing Directors” shall mean the directors of Holdings on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Sponsor in his or her election by the stockholders of Holdings.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Cost” means the lower of cost or market value of Inventory, based upon the Borrower’s accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrower’s purchase journals or the Borrower’s stock ledger.  “Cost” does not include Inventory capitalization costs or other non- purchase price charges (such as freight) used in the Borrower’s calculation of cost of goods sold.

“Covenant Trigger Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrower to maintain Availability of at least the greater of (x) $7,500,000, and (y) 10% of the Loan Cap.

“Covenant Recovery Event” shall mean Availability is at least the greater of (i) $7,500,000 and (ii) 10% of the Loan Cap for thirty (30) consecutive days and no Default is outstanding during such thirty (30) day period.

“Covenant Trigger Period” shall mean the period after a Covenant Trigger Event and prior to a Covenant Recovery Event.

“Credit Card Advance Rate” means 90%.

“Credit Card Notifications” has the meaning provided in Section 6.15(a).

“Credit Card Receivables” means each Account, together with all income, payments and proceeds thereof, owed by an Acceptable Credit Card Processor to the Borrower resulting from charges by a customer of the Borrower on credit or debit cards issued by such Acceptable Credit Card Processor in connection with the sale of goods by the Borrower, or services performed by the Borrower, in each case in the ordinary course of its business.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrower.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent among the Borrower, a customs broker, freight forwarder, consolidator, or carrier, and the Administrative Agent, in which the customs broker, freight forwarder, consolidator, or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Administrative Agent and agrees, upon notice from the Administrative Agent, to hold and dispose of the subject Inventory solely as directed by the Administrative Agent.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties, other than any such account used solely for payroll, taxes, pension, medical and other ERISA benefit funds.  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Issuance” means the issuance by any Person and its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans hereunder plus (c) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16, any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligations or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Latest Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or if its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and any other Subsidiary that is not a “controlled foreign corporation” under Section 957 of the Code.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)); provided that, “Eligible Assignee” shall not include any natural person, any Permitted Holder or any Affiliate of a Permitted Investor.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to the Borrower from an Acceptable Credit Card Processor or a credit card payment processor, and in each case originated in the ordinary course of business of the Borrower, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (j) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than the Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to a customer, a credit card payment processor, or Acceptable Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Credit Card Receivable.  Except as otherwise agreed by the Administrative Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)                                 Credit Card Receivables which do not constitute an Account;

(b)                                 Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)                                  Credit Card Receivables (i) that are not subject to a perfected first-priority security interest and Lien in favor of the Administrative Agent, or (ii) with respect to which the Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Administrative Agent pursuant to the Security Documents and Permitted Liens);

(d)                                 Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)                                  Credit Card Receivables with respect to which the Acceptable Credit Card Processor has recourse to the Borrower in the event of non-payment by the holder of the applicable credit card;

(f)                                   Credit Card Receivables due from an issuer or payment processor of the applicable Credit Card which is the subject of any proceeding under any Debtor Relief Law;

(g)                                  Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable credit card issuer with respect thereto;

(h)                                 Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or

(j)                                    Credit Card Receivables which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Administrative Agent may determine; provided that, the Administrative Agent may not change any of the eligibility criteria for Eligible Credit Card Receivables unless the Borrower is given at least three (3) days prior written notice of the implementation of such change and, upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed change with the Borrower to afford the Borrower an opportunity to take such action as may be required so that the event condition or circumstance that is a basis for such Reserve no longer exists in a manner and to the extent reasonably satisfactory to the Administrative Agent in its Permitted Discretion.

“Eligible In-Transit Inventory”(1) means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a)                                 Which has been shipped from a foreign location for receipt by the Borrower, but which has not yet been delivered to the Borrower, which In-Transit Inventory has been in transit for forty-five (45) days or less from the date of shipment of such Inventory;

(b)                                 For which the purchase order is in the name of the Borrower and title and risk of loss has passed to the Borrower;

(c)                                  For which an Acceptable Document of Title has been issued, and as to which the Administrative Agent has control (as defined in the Uniform Commercial Code) over the documents of title which evidence ownership of the subject Inventory;

(d)                                 For which, if requested by the Administrative Agent, the Administrative Agent has received a Customs Broker/Carrier Agreement;

(e)                                  Which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance);

(f)                                   For which payment of the purchase price has been made by the Borrower or the purchase price is supported by a Commercial Letter of Credit, unless the Administrative Agent otherwise agrees; and

(g)                                  Which otherwise would constitute Eligible Inventory;

provided that, the Administrative Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event (i) the Administrative Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or (ii) any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the value of such Inventory or the ability of the Administrative Agent to realize upon such Inventory; provided further that, in the case of clause (ii) hereof, the Administrative Agent shall give at least three (3) days prior written notice of the implementation of the exclusion of any particular Inventory from the definition of “Eligible In-Transit Inventory” (and, upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed change with the Borrower to afford the Borrower an opportunity to take such action as may be required so that the event condition or circumstance that is a basis for such exclusion no longer exists in the manner and to the extent reasonably satisfactory to the Administrative Agent in its Permitted Discretion).

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory (provided that, in no event shall Eligible In-Transit Inventory included in Eligible Inventory exceed 20% of the Eligible Inventory included in the Borrowing

(1)  NTD:  Open issue.

Base), and (ii) items of Inventory of the Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of business, in each case that, (A) comply in all material respects with each of the representations and warranties respecting Inventory made by the Borrower in the Loan Documents, and (B) are not excluded as ineligible by virtue of one or more of the criteria set forth below.  The following items of Inventory shall not be included in Eligible Inventory:

(a)                                 Inventory that is not solely owned by the Borrower or the Borrower does not have good, marketable and valid title thereto;

(b)                                 Inventory that is leased by or is on consignment to the Borrower or which is consigned by the Borrower to a Person which is not a Loan Party;

(c)                                  Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States) either (i) at a location that is owned or leased by the Borrower, except Inventory in transit between such owned or leased locations or (ii) in-transit from a domestic location for receipt by the Borrower at a location that is owned or leased by the Borrower within seven (7) days of the date of shipment, which Inventory is fully insured (as required by this Agreement) for Cost of such Inventory and with respect to which the title has passed to the Borrower;

(d)                                 Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute, spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in the Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(e)                                  Inventory that is not subject to a perfected first-priority security interest and Lien in favor of the Administrative Agent;

(f)                                   Inventory that consists of samples, labels, bags, and other similar non-merchandise categories;

(g)                                  Inventory that is not insured in compliance with the provisions of Section 6.07 hereof;

(h)                                 Inventory that has been sold but not yet delivered;

(i)                                     Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party which would require the payment of fees or royalties to, or the consent of, the licensor under such agreement for any sale or other disposition of such Inventory by the Administrative Agent, and the Administrative Agent shall have determined in its Permitted Discretion that it cannot sell or otherwise dispose of such Inventory in accordance with Article 8 without violating any such licensing, patent, royalty, trademark, trade name or copyright agreement;

(k)                                 Inventory acquired in a Permitted Acquisition and which is not of the type usually sold in the ordinary course of the Borrower’s business, unless and until the Administrative Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Administrative Agent and establishes Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Administrative Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent; or

(l)                                     Inventory which the Administrative Agent determines in its Permitted Discretion does not meet such other reasonable eligibility criteria for Inventory as the Administrative Agent may determine; provided that, the Administrative Agent may not change any of the eligibility criteria for Eligible Inventory unless the Borrower is given at least three (3) days prior written notice of the implementation of such change and, upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed change with the Borrower to afford the Borrower an opportunity to take such action as may be required so that the event condition or circumstance that is a basis for such Reserve no longer exists in the manner and to the extent reasonably satisfactory to the Administrative Agent in its Permitted Discretion.

“Environmental Laws” means any and all applicable Laws, rules, judgments, orders, decrees, permits, licenses, or governmental restrictions, in each case relating to pollution or the protection of the environment or the release into the environment of, or exposure to, any pollutant, contaminant or toxic or hazardous substance or waste, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any action, suit, investigation or proceeding, or contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning set forth in Section 4.01(l).

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 302 of ERISA or Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any Subsidiary or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan or the receipt by any Loan Party or any Subsidiary or any of their respective ERISA Affiliates of notice relating to the intent to terminate such plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is or is reasonably expected to be considered an “at-risk plan” or a plan in “endangered status” or “critical status” within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, as applicable; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any Subsidiary or any of their respective ERISA Affiliates; (i) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been or are reasonably expected to be met with respect to any Pension Plan; (j) the failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to a Pension Plan, whether or not waived; (k) the filing pursuant to Section 431 of the Code or Section 304(d) of ERISA of an application for the extension of any amortization period; (l) the failure to timely make a contribution required to be made with respect to any Pension Plan; (m) the filing pursuant to Section 302(c) of ERISA or Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Pension Plan or (n) the occurrence of a non-exempt “prohibited transaction” with respect to which a Loan Party or any Subsidiary or any of their respective ERISA Affiliates is a “disqualified person” (each within the meaning of Section 4975 of the Code).

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means, for such interest period, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to such date, for Dollar deposits with a term of one month commencing on that day or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Evidence of Flood Insurance” has the meaning specified in Section 6.14(b)(iii).

“Excluded Real Property” means any Material Real Property subject to a capital lease, purchase money mortgage or, in the case of any after-acquired Material Real Property, pre-existing secured Indebtedness, in each case permitted to be incurred pursuant to Section 7.01 and Section 7.03 of this Agreement.

“Excluded Subsidiary” means any Subsidiary (a) that is (i) a Foreign Subsidiary, (ii) an Unrestricted Subsidiary, (iii) an Immaterial Subsidiary, (iv) prohibited by applicable Laws or regulation from granting a Subsidiary Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to grant such Subsidiary Guaranty, (v) a direct or indirect Domestic Subsidiary if substantially all of its assets consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries, (vi) a not-for-profit Subsidiary, or (vii)  not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries, or (b) to the extent that the burden or cost of obtaining a Subsidiary Guaranty therefrom outweighs the benefit afforded thereby (as reasonably determined by the Administrative Agent and the Borrower).

“Existing Credit Agreement” has the meaning specified in Section 4.01(c).

“Existing Letters of Credit” means the Letters of Credit described on Schedule 2.03 under the heading “Existing Letters of Credit”.

“FATCA” has the meaning specified in Section 3.01(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated July 12, 2011, among the Borrower, Bank of America, MLPFS, UBS Securities and UBS Loan Finance.

“Flood Determination Form” has the meaning specified in Section 6.14(b)(iii).

“Flood Documents” has the meaning specified in Section 6.14(b)(iii).

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Foreign Vendor” means a Person whose place of business is outside of the United States that sells In-Transit Inventory to the Borrower.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means Indebtedness of such Person that by its terms matures more than one (1) year after the date of its creation or matures within one (1) year from any date of determination but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GRD Holding III” means GRD Holding III Corporation, a Delaware corporation.

“Guarantee” means, as to any Person, without duplication, (a)  any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and the Subsidiaries of the Borrower listed on Schedule I and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas and infectious or medical wastes, and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.

“Hedge Bank” means any Person that (i) at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, or (ii) is, as of the Closing Date, a Lender or an Affiliate of a Lender and a party to a Secured Hedge Agreement, in each case, in its capacity as a party to such Secured Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Holdings Guaranty” means the Holdings Guaranty made by Holdings in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit G-1.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ICC” has the meaning specified in Section 2.03(g).

“Immaterial Subsidiary” means each Restricted Subsidiary designated as such by the Borrower to the Administrative Agent in writing that meets all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 6.01: (a) the assets of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 2.5% of the consolidated assets of the Borrower and its Restricted Subsidiaries as of such date; and (b) the revenues of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 2.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for such period; provided, however, that (x) the aggregate assets of all Immaterial Subsidiaries and their Restricted Subsidiaries (on a consolidated basis) as of such date may not exceed an amount equal to 5.0% of the consolidated assets of the Borrower and its Restricted Subsidiaries as of such date; and (y) the aggregate revenues of all Immaterial Subsidiaries and their Restricted Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date may not exceed an amount equal to 5.0% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for such period.

“Impositions” has the meaning set forth in Section 3.01(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than (w) any purchase price adjustment pursuant to the Acquisition Agreement, (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) expenses accrued in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness;

(g)                                  all obligations of such Person in respect of Disqualified Equity Interests; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person that is non-recourse to such Person, for purposes of clause (e), shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreement” means, collectively, the intellectual property security agreement, substantially in the form of Exhibit J hereto together with each intellectual property security agreement supplement executed and delivered pursuant to Section 6.12.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of October 5, 2011 among the Administrative Agent, the Term Loan Agent, the Borrower and Holdings.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first (1st) day after the end of calendar month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by all Lenders, nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided, that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date.

“In-Transit Inventory” means Inventory of the Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of the Borrower from a location outside of the continental United States to a location of the Borrower that is within the continental United States.

“Inventory” has the meaning given that term in the Uniform Commercial Code, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in the determination of Appraised Value, such Reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, or which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) Reserves based on:

(a)                                 obsolescence;

(b)                                 seasonality;

(c)                                  shrink;

(d)                                 imbalance;

(e)                                  change in Inventory character;

(f)                                   change in Inventory composition;

(g)                                  change in Inventory mix;

(h)                                 mark-downs (both permanent and point of sale);

(i)                                     retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)                                    out-of-date and/or expired Inventory; and

(k)                                 seller’s reclamation or repossession rights under any Debtor Relief Laws.

The amount of any Reserve established by the Administrative Agent hereunder shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person, or (d) the Disposition of any property for less than the fair market value thereof (other than Dispositions under Sections 7.05(d), (g) and (i)).  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.16.

“IP Security Agreement Supplement” has the meaning specified in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any applicable Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries, and (b) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” has the meaning specified in Section 7.14.

“Junior Financing Documentation” means the documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Commitment hereunder at such time, including the latest maturity or expiration date of any Extended Commitment as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) with respect to the Existing Letters of Credit and until such Existing Letters of Credit expire or are return undrawn, and (b) Bank of America and each other Lender reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit (including, without limitation, Bankers’ Acceptances) or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Latest Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $10,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Liquidation” means the exercise by the Administrative Agent or the Administrative Agent of those rights and remedies accorded to the Administrative Agent under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Cap” means, at any time of determination, the lesser of (i) the Aggregate Commitments and (ii) the Borrowing Base.

“Loan Documents” means, collectively, (a) for purposes of this Agreement and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter, (vi) the Intercreditor Agreement, (vii) all Borrowing Base Certificates and (viii) the Credit Card Notifications and (b) for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter, (vi) each Secured Bank Product Agreement, (vii) each Secured Cash Management Agreement, (viii) each Secured Hedge Agreement, (ix) the Intercreditor Agreement, (x) all Borrowing Base Certificates and (xi) the Credit Card Notifications.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreement” means that certain Management Agreement, dated as October 5, 2011, by and among GRD Holding I Corporation, AEA Investors LP, Three Cities Research, Inc. and Knowles Holdings LLC, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent that such amendment, supplement or modification (i) does not increase the obligations of Holdings or any of its Subsidiaries to make payments thereunder and (ii) is otherwise permitted under the terms of the Loan Documents.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Material Real Property” means any parcel of real property (other than a parcel with a fair market value of less than $500,000) owned in fee by the Borrower or a Subsidiary that is not an Excluded Subsidiary.

“Maturity Date” means the earliest of (i) October 5, 2016 and (ii) the date of termination in whole of the Commitments, the Letter of Credit Commitments, and the Swing Line Commitments pursuant to Section 2.06(a) or Section 8.02.

“Maximum Rate” has the meaning specified in Section 10.10.

“Measurement Period” means, at any date of determination, the most recently completed twelve fiscal months (or, if only quarterly financial statements are then required to be delivered, on a rolling four quarter basis) of the Borrower Parties for which financial statements have been or, if a Default under Section 6.01 then exists, were required to have been, delivered.

“Mezzanine Facility” means the issuance of notes under (i) the Indenture (the Indenture”), dated as of the date hereof, by and among the Borrower, the guarantors named therein, and Wilmington Trust, National Association, as trustee and (ii) the Note Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Borrower, Holdings, and the purchasers listed therein, and any Permitted Refinancing thereof; provided that the aggregate principal amount outstanding under the Mezzanine Facility shall at no time exceed $85,000,000, plus interest paid in-kind, if any.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders substantially in the form of Exhibit I (with such changes as may be customary to account for local law matters) and otherwise in form and substance satisfactory to the Administrative Agent.

“Mortgage Policies” has the meaning specified in Section 6.14(b)(ii).

“Mortgaged Property” means each property which becomes subject to a Mortgage pursuant to Section 6.12 or Section 6.14.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and to which any Loan Party or any Subsidiary or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any Subsidiary or any of their respective ERISA Affiliates) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“New Term Facility” has the meaning given to that term in the Term Loan Facility, as of the Closing Date.

“NFIP” has the meaning specified in Section 6.14(b)(iii).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit C hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Loans made or held by such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Bank Product Agreement, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees, expense reimbursement, indemnities and other charges that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees, expense reimbursement, indemnities and other charges are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, L/C Borrowings, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Equity” has the meaning set forth in Section 4.01(l).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date); and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit

(including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning set forth in Section 10.07(h).

“PATRIOT Act” has the meaning specified in Section 10.22.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained, sponsored or contributed to by a Loan Party or any Subsidiary or any ERISA Affiliate (or to which any such party would be deemed to be a “contributing sponsor” or “employer” if such plan were terminated) and which is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Discretion” means the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions.  In exercising such judgment, the Administrative Agent may consider any factors which it reasonably determines: (a) with respect to any Collateral issues, will or reasonably could be expected to adversely affect in any material respect the value of the Collateral, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Administrative Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect, or (c) creates or reasonably could be expected to create a Default or Event of Default.  In exercising such judgment, the Administrative Agent may also consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory or Eligible Accounts, as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; (iii) any other factors or circumstances that will or would reasonably be expected to have a Material Adverse Effect and (iv) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Collateral.

“Permitted Encumbrances” with respect to each Mortgaged Property, has the meaning specified in the applicable Mortgage.

“Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Holdings, the proceeds of which are contributed to the common equity of the Borrower.

“Permitted Holders” means the Sponsor, Three Cities and the management of the Company; provided that in no event shall management of the Company, when taken together, be treated as Permitted Holders with respect to more than fifteen percent (15%) of the outstanding voting Equity Interests of Holdings or with respect to their ability to designate, or to vote or direct the voting of securities having the power to elect, more than fifteen percent (15%) of the board of directors of Holdings.

“Permitted Investors” means the Sponsor and Three Cities.

“Permitted Liens” means those Liens permitted pursuant to Section 7.01.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its discretion, which:

(a)                                 is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or

(b)                                 is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)                                  is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)                                 together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

provided that, the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness are, (A) either (i) customary for similar debt securities in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) or (ii) not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and (B) when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Borrower and the Restricted Subsidiaries than those set forth in the Term Loan Facility (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period); provided that, for the avoidance of doubt, any amendment or modification to the Mezzanine Facility pursuant to Section 9.07 of the Indenture thereof shall be deemed not to be materially less favorable to the Loan Parties or the Lenders, nor more restrictive to the Borrower and the Restricted Subsidiaries than those set forth in this Agreement; (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; and (f) at the time thereof, no Default shall have occurred and be continuing.

“Permitted Store Closings” means sales or other dispositions of the Inventory not in the ordinary course of business in connection with Store closures (a) which Store closures do not exceed (i) in any fiscal year of the Borrower and its Subsidiaries, ten percent (10%) of the number of the Loan Parties’ Stores as of the beginning of such fiscal year (net of Store relocations and new Store openings) and (ii) in the aggregate from and after the Closing Date, twenty-five percent (25%) of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date (net of Store relocations and new Store openings) and (y) the number of the Loan Parties’ Stores as of the beginning of any fiscal year beginning after the Closing Date (net of Store relocations and new Store openings) and (b) which sales of Inventory in connection with such Store closures shall, to the extent the Cost of such Inventory being sold (in any one transaction or series of related transactions) is in excess of $10,000,000, be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent.

“Permitted Surviving Debt” has the meaning specified in Section 4.01(c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of a Loan Party or any Subsidiary or any of their respective ERISA Affiliates or any such plan sponsored, maintained or contributed to by a Loan Party or any Subsidiary or any of their respective ERISA Affiliates on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Interests” has the meaning specified in the Security Agreement.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Excess Availability” shall mean, as of any date of calculation, after giving Pro Forma Effect to the transaction then to be consummated or payment to be made, Availability as of the date of such transaction or payment and projected as of the end of each fiscal month during the subsequent projected period of not less than one hundred eighty (180) consecutive days (or, if the projected Availability equals or exceeds 40% of the Loan Cap, ninety (90) consecutive days).

“Pro Rata Share” means, with respect to any Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.16), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided, that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying IPO” means the issuance by Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Refinancing” has the meaning set forth in Section 4.01(c).

“Register” has the meaning set forth in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived, with respect to a Pension Plan.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed

“held” by such Lender for purposes of this definition), and (b) unless terminated, the aggregate unused Commitments; provided, that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Supermajority Lenders” means, as of any date of determination, Lenders having more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), and (b) unless terminated, the aggregate unused Commitments; provided, that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Supermajority Lenders.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Payment Conditions” means, at the time of determination with respect to any specified payment, that (a) no Default or Event of Default then exists or would arise as a result of the making of such payment, (b) after giving effect to such payment, (i) Pro Forma Excess Availability shall be equal to or greater than 17.5% of the Loan Cap and (ii) the Consolidated Fixed Charge Coverage Ratio, as projected on a Pro-Forma Basis for the twelve fiscal months (or, if only quarterly financial statements are then required to be delivered, on a rolling four quarter basis) preceding such payment, is equal to or greater than 1.1:1.0.  Prior to undertaking any payment which is subject to the Restricted Payment Conditions, the Loan Parties shall deliver to the Agent a certificate from the Chief Financial Officer of the Borrower evidencing satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent in good faith (which approval shall not be unreasonably withheld or delayed).

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

“Revolving Credit Facility” means, at any time, the revolving credit facility provided in this Agreement for the making of Loans and the issuance of Letters of Credit in an aggregate amount equal to the Aggregate Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.14(c).

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Bank Product Agreement” means any Bank Product Agreement that is entered into by and between any Loan Party and any Bank Product Provider.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Bank Product Providers, the Cash Management Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(d).

“Security Agreement” means, collectively, the Security Agreement dated the date hereof executed by the Loan Parties, substantially in the form of Exhibit H, together with each other security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Facilities” means the Revolving Credit Facility and the Term Loan Facility.

“Senior Secured Debt” has the meaning specified in the Term Loan Facility, as in effect on the Closing Date.

“Settlement Date” has the meaning provided in Section 2.17(a).

“Senior Secured Debt Liens” has the meaning specified in the Term Loan Facility, as in effect on the Closing Date.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Refinancing Debt” means Indebtedness that is either unsecured or secured by Specified Refinancing Liens, provided that (A) (1) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Latest Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (2) the covenants, events of default, guarantees, collateral and other terms of such Indebtedness are customary for similar debt in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants that are more restrictive than the provisions of Section 7.11) and in any event, when taken as a whole (other than interest rate and payment premiums), are not more restrictive to the Borrower and the Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (2), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period); (B) immediately before and immediately after giving Pro Forma Effect to the incurrence of such Indebtedness, no Default shall have occurred and be continuing; and (C) immediately after giving effect to the incurrence of such Indebtedness, the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Indebtedness had been incurred as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such compliance calculation in reasonable detail.

“Specified Refinancing Liens” means Liens on the Collateral securing Indebtedness that constitutes Specified Refinancing Debt on a junior basis to, or a pari passu basis with, the Liens securing the Obligations, provided that such Liens are granted under security documents to a collateral agent for the benefit of the holders of such notes and subject to a customary intercreditor agreement that is reasonably satisfactory to the Administrative Agent and that is entered into between the Administrative Agent (as collateral agent for the Lenders), such other collateral agent and the Loan Parties and which provides for lien sharing and for the junior or pari passu treatment of such Liens with the Liens securing the Obligations.

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of initiative not in the ordinary course of business and described in reasonable detail in the officer’s certificate of the Borrower.

“Specified Transaction Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) after giving effect to such transaction or payment, (i) Pro Forma Excess Availability shall be equal to or greater than 15% of the Loan Cap and (ii) the Consolidated Fixed Charge Coverage Ratio, as projected on a Pro-Forma Basis for the twelve fiscal months (or, if only quarterly financial statements are then required to be delivered, on a rolling four quarter basis) preceding such transaction or payment, is equal to or greater than 1.0:1.0.  Prior to undertaking any transaction or payment which is subject to the Restricted Payment Conditions, the Loan Parties shall deliver to the Agent a certificate from the Chief Financial Officer of the Borrower evidencing satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent in good faith (which approval shall not be unreasonably withheld or delayed).

“Sponsor” means AEA Investors LP and its affiliates and associated funds.

“Store” means any retail Store (which may include any real property, fixtures, equipment, Inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit G-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Commitments.

“Syndication Agent” means UBS Securities LLC, as Syndication Agent under the Loan Documents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan Agent” means the administrative agent under the Term Loan Facility.

“Term Loan Facility” means the Credit Agreement dated as of October 5, 2011 among the Borrower, Holdings, Bank of America, as administrative agent thereunder, and the other agents and lenders party thereto, together with any New Term Facility, and any Permitted Refinancing thereof.

“Term Lender” means a lender under the Term Loan Facility.

“Term Loan Documents” means the “Loan Documents” (as defined in the Term Loan Facility).

“Three Cities” means Three Cities Research, Inc., and its affiliates and associated funds.

“Threshold Amount” means $10,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (i) the Acquisition, (ii) the Equity Contribution, (iii) the Refinancing and (iv) the payment of all fees, premiums and expenses incurred in connection with the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UBS Loan Finance” means UBS Loan Finance LLC and its successors.

“UBS Securities” means UBS Securities LLC and its successors.

“Unfinanced Capital Expenditures” means Capital Expenditures other than those made through purchase money financing (other than from Credit Extensions hereunder) or capital lease transactions, or equity contributions permitted hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or

similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Administrative Agent, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Closing Date and so long as (a) no Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.11, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.02, (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02, (e) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Term Loan Facility and all Permitted Refinancing in respect thereof and (f) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (a) through (e), and containing the calculations and information required by the preceding clause (b), and (2) any subsidiary of an Unrestricted Subsidiary.  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.11 and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) and (ii), and containing the calculations and information required by the preceding clause (ii); provided, further, that no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

“U.S. Lender” has the meaning set forth in Section 10.15(b).

“U.S. Tax Law Change” means, as applied in respect of any Lender or Agent, as the case may be, the occurrence after the date it first became a party to this Agreement (including, for the avoidance of doubt, by means of assignment) of the enactment of any applicable United

States federal tax law or promulgation of any United States Treasury regulation or the entry into force, revocation or change or modification of any income tax convention to which the United States is a party, or change in the administrative application or administrative or judicial interpretation of any of the foregoing.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02.         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03.         Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect for the period to which the Audited Financial Statements relate, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided, that (A) no such amendment may be requested by the Required Lenders in connection with the adoption or issuance of any accounting standards after the Closing Date that may result in the reclassification, in whole or in part, of leases that were treated as operating leases on the Closing Date into Capitalized Leases and (B) until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

Section 1.04.         Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.         References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06.         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07.         Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08.         Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles 2, 9 and 10) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by Bank of America in Charlotte, North Carolina at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency.

Section 1.09.         Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01.         The Revolving Credit Borrowings.

(a)           Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Pro Rata Share of the Borrowing Base; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Loan Cap, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  Notwithstanding the foregoing, no Revolving Credit Loans shall be made on the Closing Date, except to fund any additional original issue discount or upfront fees pursuant to the provisions of the Fee Letter, provided that, Letters of Credit may be issued and outstanding on the Closing Date.

(b)           The Administrative Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) days prior notice to the Borrowers, (during which period the Administrative Agent shall be available to discuss any such proposed Reserve with the Borrowers to afford the Borrowers an opportunity to take such action as may be required so that the event condition or circumstance that is a basis for such Reserve no longer exists in the manner and to the extent reasonably satisfactory to the Administrative Agent in its Permitted Discretion); provided that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, Rent and Customer Credit Liabilities), or (2) any changes to Reserves during the continuance of any Event of Default, and provided, further, that the Administrative Agent may not implement Reserves with respect to matters which are already specifically reflected as ineligible Credit Card Receivables or ineligible Inventory or criteria deducted in computing the Appraised Value of Eligible Inventory.

Section 2.02.         Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (Charlotte, North Carolina time) (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the day of any requested Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. (Charlotte, North Carolina time) four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m. (Charlotte, North Carolina time) three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c) and Section 2.04(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $50,000 or a whole multiple of $10,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (i) with respect to any Base Rate Loans, 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice and (ii) with respect to any Eurodollar Rate Loans, 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than six (6) Interest Periods in effect.

(f)            The failure of any Lender to make the Revolving Credit Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender on the date of any Borrowing.

(g)           The Administrative Agent, without the request of the Borrower, may advance any interest, fee, service charge, expenses, or other payment to which any Secured Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the account of the Borrower referenced in Section 2.11(a), notwithstanding that an Overadvance may result thereby.  The Administrative Agent shall advise the Borrower of any such advance or charge promptly after the making thereof.  Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under Section 2.05(b)(ii).  Any amount which is added to the principal balance of the account of the Borrower as provided in this Section 2.02(g) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(h)           The Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result.  The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrower, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrower and each Lender shall be bound thereby.  Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(b)(ii).  The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans.  The Administrative Agent shall have no liability for, and no Loan Party or Secured Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

Section 2.03.         Letters of Credit.

(a)           The Letter of Credit Commitment.  Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or the other Loan Parties and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or the other Loan Parties and any drawings thereunder; provided, that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Loan Cap, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(i)            No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than (x) in the case of commercial letters of credit, 180 days and (y) in the case of standby Letters of Credit, twelve (12) months, in each case, after the date of issuance or last renewal, unless the L/C Issuer of such Letter of Credit has approved such expiry date;

(C)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless at the time of issuance, such Letter of Credit has been Cash Collateralized in accordance with the terms hereof;

(D)          the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer; or

(E)           any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(ii)           No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iii)          Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent at least two (2) Business Days (or such later date and time as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably request.

(ii)           Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the other Loan Parties or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided, that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment, and (B) notify each Lender of such issuance or amendment and the amount of such Lender’s Pro Rata Share therein, and upon a specific request by any Lender, furnish to such Lender a copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Within one (1) Business Day after the L/C Issuer notifies the Borrower of any payment by such L/C Issuer under a Letter of Credit (each such payment date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including each Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)           Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            If, at any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the L/C Issuer (or the Administrative Agent, for the account of such L/C Issuer) receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(h)                                 Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate then in effect for Eurodollar Rate Loans with respect to the Revolving Credit Facility times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  Such letter of credit fees shall be computed on a quarterly basis in arrears.  Such letter of credit fees shall be due and payable on the first (1st) day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit issued by such L/C Issuer, at a rate to be separately agreed between the applicable L/C Issuer and the Borrower (but in any event not to exceed 0.125% per annum), computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the stated amount of such Letter of Credit, at a rate to be separately agreed between the Borrower and the applicable L/C Issuer (but in any event not to exceed 0.125% per annum), computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii)  with respect to each standby  Letter of Credit, at a rate to be separately agreed between the applicable L/C Issuer and the Borrower (but in any event not to exceed 0.125% per annum), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the on the first (1st) day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(j)                                    Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

Section 2.04.                          Swing Line Loans.

(a)                                 The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Loan Cap, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article 4 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request may be made telephonically, so long as promptly followed by  writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s committed Loan included in the relevant committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent)

with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05.                          Prepayments.

(a)                                 Optional.

(i)                                     The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (subject to the last sentence of this Section 2.05(a)(i)); provided, that (1) such notice must be received by the Administrative Agent not later than 2:00 p.m. (Charlotte, North Carolina time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one (1) Business Day prior to the date of prepayment of Base Rate Loans; and (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of 500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, in each case, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(ii)                                  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (Charlotte, North Carolina time) on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) if such prepayment would have resulted from a refinancing of the Revolving Credit Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(b)                                 Mandatory.

(i)                                     If for any reason the Total Outstandings at any time exceed the Loan Cap then in effect, the Borrower shall immediately prepay Loans and Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap then in effect.

(ii)                                  During a Cash Dominion Trigger Period, the Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations in accordance with the provisions of  Section 6.15.

(c)                                  Funding Losses, Etc.  All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.  Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with Section 2.05(b).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.05(b).

Section 2.06.                          Termination or Reduction of Commitments.

(a)                                 Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments, or from time to time permanently reduce the unused Commitments; provided, that (i) any such notice shall be received by the Administrative Agent five (5) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Revolving Credit Facility.

(b)                                 Mandatory.  If after giving effect to any reduction or termination of unused Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)                                  Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused portions of the Commitments under this Section 2.06.  Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which the Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).   All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07.                          Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

Section 2.08.                          Interest.

(a)                                 Subject to the provisions of Section 2.08(b) and Section 2.08(c), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period, plus (B) the Applicable Rate for Eurodollar Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under the Revolving Credit Facility.

(b)                                 The Borrower shall pay interest on the principal amount of all overdue Obligations hereunder (including, for the avoidance of doubt, following the occurrence of an Event of Default pursuant to Section 8.01(f)) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  During the continuance of an Event of Default, the Borrower shall, at the request of the Administrative Agent upon instruction by the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d)                                 Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09.                          Fees.  In addition to certain fees described in Section 2.03(h) and Section 2.03(i):

(a)                                 Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, the Commitment Fee times the actual daily amount by which the Aggregate Commitments exceed the average Total Outstandings (excluding the principal amount of Swing Line Loans) for the immediately preceding quarter, subject to adjustment as provided in Section 2.16.  The commitment fee shall accrue at all times from the date hereof until the Maturity Date, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the on the first (1st) day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The commitment fee shall be calculated quarterly in arrears.

(b)           Other Fees.  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10.         Computation of Interest and Fees.  All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11.         Evidence of Indebtedness.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103 1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to the order of such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, upon receipt of an indemnity bond or a satisfactory indemnity agreement, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative

Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12.         Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)           (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d)           Obligations of the Lenders Several.  The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.07 are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, or to purchase its participation or to make its payment under Section 9.07.

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g)           Unallocated Funds.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Advances outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13.         Sharing of Payments.  If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans funded by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans funded by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be,  pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to

Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.  For the avoidance of doubt, the provisions of this Section shall not be construed to apply to the application of Cash Collateral provided for in Section 2.15 or to the assignments and participations described in Section 10.07.

Section 2.14.         Increase in Revolving Credit Facility.

(a)           Upon notice to the Administrative Agent, the Borrower may from time to time, request an increase in the Commitments by an amount not exceeding $20,000,000; provided that any such request for an increase shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire remaining amount of increases available under this Section 2.14.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender or prosed Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)           Any proposed increase in the Commitments may be requested from the existing Lenders and new prospective Lenders who are Eligible Assignees (which additional Eligible Assignees shall be subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender, which approvals shall not be unreasonably withheld and each of whom shall execute a customary joinder agreement) or a combination thereof, as selected by, and with such allocations of committed amounts as may be determined by, the Administrative Agent and the Borrower (regardless of a Pro Rata Share of any individual Lender); provided that, any such request shall be made concurrently to the existing Lenders and such new prospective Lenders.  Any Lender approached to provide all or any portion of the increased Commitments may elect or decline, in its sole discretion, to provide such an increase. Any Lender not responding within the time period set forth in Section 2.14(a) shall be deemed to have declined to increase its Commitment.

(c)           If the Commitments are increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.  In connection with any increase in the Commitments, this Agreement and the other Loan Documents shall be amended in a writing (executed and delivered by the Loan Parties, the Administrative Agent and each Lender participating in such increased Commitments) to reflect any technical changes necessary to give effect to such Commitment increases in accordance with the terms as set forth herein.

(d)           As conditions precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party, certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and certifying that the conditions precedent set out in the following subclauses (ii) through (iv) have been satisfied or waived in accordance with Section 10.01, (ii) no Default shall have occurred and be continuing or would result from such increase, (iii) before and after giving effect to such increase, the representations and warranties contained in Article 5 and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this subclause (iii), the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), respectively, (iv) after giving effect to such increase, the Borrower would be in Pro Forma Compliance with the financial covenant set out in Section 7.11 (regardless of whether a Covenant Trigger Period then exists), in each case for the twelve (12) month (or, as applicable, four-quarter) period to which the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) relates.  The amendment to this Agreement providing for the increase if the Commitments shall contain provisions that may be necessary to keep the outstanding Revolving Credit Loans, L/C Advances or Swing Line Loans (to the extent participated to Lenders), as the case may be, ratable with any revised Pro Rata Share of a Lender in respect of the Revolving Credit Facility arising from any nonratable increase in the Commitments under this Section 2.14, including, without limitation, provisions providing for the reallocation of the Commitments and Loans among Lenders.

Section 2.15.         Cash Collateral.

(a)           Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations, in any amount not less than 100% of the then Outstanding Amount of all L/C Obligations unless an Event of Default exists, in which case the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in any amount not less than 103% of the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of

America.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Section 2.04, Section 2.05, Section 2.06, Section 2.16 or Section 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16.         Defaulting Lenders.

(a)           Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans, participations in Swing Line Loans or L/C Borrowings under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)          During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Section 2.03 and Section 2.04, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender;

provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b)           If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17.         Settlement Amongst Lenders.

(a)           The amount of each Lender’s Pro Rata Share of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b)           The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Credit Loans and Swing Line Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Pro Rata Share of repayments of Revolving Credit Loans, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Credit Loans made by each Lender shall be equal to such Lender’s Pro Rata Share of all Revolving Credit Loans outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent.  If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

ARTICLE 3
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01.         Taxes.

(a)           Except as provided in this Section 3.01, any and all payments by or on account of any obligation of the Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto (collectively, “Impositions”), excluding, in the case of each Agent and each Lender, any Impositions (x) imposed on or measured by its overall net income or overall gross income, branch profits, taxes imposed on it and franchise (and similar) taxes imposed on it in lieu of net income taxes, in each case, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, in which its principal office is located or in which it maintains its Lending Office, (y) that are United States Federal withholding taxes and any penalties and interest with respect thereto (including, without limitation, taxes imposed under Section 881 of the Code subject to withholding pursuant to Section 1442 of the Code, whether or not in any such case withheld from any payment) other than as to any Lender or Agent, United States Federal withholding taxes imposed on or with respect to any payment under this Agreement to such Lender or Agent as a result of a U.S. Tax Law Change, except as provided in subclause (z), and (z) that are United States federal withholding taxes and any penalties and interest with respect thereto and that are imposed as a result of such Lender’s failure to comply with the requirements of Sections 1471 through 1474 of the Code and any regulations promulgated thereunder (“FATCA”) to establish an exemption from withholding thereunder (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”); provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under this clause Section 3.01(a) in respect of United States withholding tax with respect to payments at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, imposed under applicable Laws with respect to the Lender assignee on such date.  Subject to Section 10.15, if the Borrower or the Administrative Agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by the Borrower shall be increased as necessary so that after all such required deductions of Taxes are made

(including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Administrative Agent, as applicable, shall make such deductions, (iii) the Borrower or Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) if the Borrower is required to make such deductions, within thirty (30) days after the date of such payment, the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)           In addition but without duplication, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible, mortgage or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or perfection of a security interest with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 3.01) paid by such Agent and such Lender, and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a written demand therefor.

(d)           Notwithstanding anything herein to the contrary, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) solely as a result of a change in the place of organization of such Lender or Agent, a change in the Lending Office of such Lender, or a change in the principal office of such Lender or Agent, except to the extent that any such change is requested or required by the Borrower or to the extent that such Lender or Agent was entitled, at the time of the change in place of organization or the change in Lending Office, to receive additional amounts from the Borrower pursuant to Section 3.01(a) and (c) (and provided, that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change that is a change in Law).

(e)           If any Lender or Agent determines that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund paid by the relevant taxation authority) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(f)            Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower and at the Borrower’s cost and expense, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided, that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) and (c).

Section 3.02.         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03.         Inability To Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04.         Increased Cost And Reduced Return; Capital Adequacy.

(a)           If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan (or, as the case may be, issuing or participating in Letters of Credit) the interest on which is determined by reference to the Eurodollar Rate or (in the case of a change in or in the interpretation of any Law relating to taxes) any other Loan or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes, Impositions expressly excluded from Taxes, and Other Taxes (in which case Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by any jurisdiction or any political subdivision thereof under the Laws of which such Lender is organized or maintains a Lending Office, and (iii) reserve requirements reflected in the Eurodollar Rate), then from time to time upon demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)           The Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a) or (b) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)           Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Law after the date of this Agreement, regardless of the date enacted, adopted or issued.

Section 3.05.         Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06.         Matters Applicable to all Requests for Compensation.

(a)           A certificate of any Agent or any Lender claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans if such suspension would reduce the compensation by the Borrower under Section 3.04, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such

Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

Section 3.07.         Replacement of Lenders under Certain Circumstances.

(a)           If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) terminate the Commitment of such Lender (if still in existence) and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

(b)           Any Lender being replaced pursuant to Section 3.01(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment or outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment or outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its Notes to the Borrower or the Administrative Agent) and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)           Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)           In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08.         Survival.  All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, the assignment of rights by or the replacement of a Lender, and resignation of the Administrative Agent.

Section 3.09.         Designation of GRD Holding III as Borrower’s Agent.

(a)           Each Borrower hereby irrevocably designates and appoints GRD Holding III as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Borrower.  In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the GRD Holding III as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)           Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)           GRD Holding III shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf GRD Holding III has requested a Credit Extension.  Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

(d)           Any and all notices, requests, consents or other communications given to the Borrower (or, as applicable, from the Borrower) pursuant to this Agreement and the other Loan Documents shall be effective if given to (or, as applicable, from) GRD Holding III for itself and on behalf of each other Borrower.

ARTICLE 4
CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSIONS

Section 4.01.         Conditions to Initial Credit Extensions.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of this Agreement and a Guaranty from each Guarantor, as applicable;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          the Security Agreement, duly executed by each Loan Party, together with (subject to the last paragraph of this Section 4.01):

(A)          certificates representing the Pledged Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)          copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)          evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements);

(iv)          the Intellectual Property Security Agreement, duly executed by each Loan Party, together with (subject to the last paragraph of this Section 4.01) evidence that all action that the Administrative Agent in its reasonable judgment may deem reasonably necessary or desirable in order to perfect and protect the Liens created under the Intellectual Property Security Agreement has been taken;

(v)           such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi)          such documents and certifications (including, without limitation, Organizational Documents and good standing certificates) as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(vii)         an opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Loan Parties, addressed to each Agent and each Lender, as to the matters set forth in Exhibit K-1;

(viii)        opinions of local counsel for the Loan Parties, addressed to each Agent and each Lender, as to the matters set forth in Exhibit K-2;

(ix)          a customary certificate from the Chief Financial Officer of Holdings, certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transaction and the other transactions contemplated hereby, are Solvent;

(x)           (A) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each interim quarterly period subsequent to January 29, 2011 ended at least 45 days before the Closing Date, and (B) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the four-quarter period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if such period is a fiscal year end) or at least 45 days prior to the Closing Date (if such period is a fiscal quarter end), prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income);

(xi)          a Committed Loan Notice and/or Letter of Credit Application, as applicable, relating to the initial Credit Extension; and

(xii)         The Administrative Agent shall have received a Borrowing Base Certificate with respect dated the Closing Date, relating to the month ended on September 30, 2011, and executed by a Responsible Officer of the Borrower.

(b)           Holdings shall have received the Equity Contribution, the Other Equity and the Mezzanine Facility in the manner described in the definition of the “Transaction”, and shall have contributed the proceeds of the Equity Contribution and the Mezzanine Facility to the Borrower.  The Sponsor shall hold, directly or indirectly, a majority of the economic interests in the Company upon the closing of the Acquisition.

(c)           On the Closing Date, after giving effect to the Refinancing, neither Holdings, the Borrower nor any of its Subsidiaries shall have any outstanding Indebtedness for borrowed money other than the Revolving Credit Facility, the Term Loan Facility, the Mezzanine Facility, certain real estate financings, capital leases and other Indebtedness set forth in Schedule 7.03 (collectively, the “Permitted Surviving Debt”) (and, not in limitation of the foregoing, concurrently with the initial funding of the Revolving Credit Facility, all Indebtedness under the Loan and Security Agreement, dated as of May 12, 2005, as amended (the “Existing Credit Agreement”), will be refinanced, terminated or discharged and satisfied (the “Refinancing”) shall have been repaid, all guarantees thereof shall have been terminated and all Liens in connection therewith shall have been released).

(d)           The Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with the initial funding of the Senior Credit Facilities and the issuance of notes under the Mezzanine Facility, without giving effect to any amendments thereto or waivers thereof that are materially adverse to the Lenders in their capacity as Lenders, without the consent of each Lender, such consent not to be unreasonably withheld or delayed (it being understood and agreed that any change in the definition of “Material Adverse Effect” shall be deemed to be a modification which is materially adverse to the Lenders.

(e)           Since January 29, 2011, there shall have not occurred any “Closing Material Adverse Effect” (defined as any event, change, effect or circumstance that, individually or in the aggregate, is or would reasonably be likely to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided that no event, change, effect or circumstance resulting from any of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in general economic, financial market or business conditions, (ii) general changes or developments in any of the industries in which the Company or any of its Subsidiaries operate, (iii) the announcement of the Acquisition Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries relating to or arising out of the announcement and performance of the Acquisition Agreement or the identity of Parent or its Affiliates, (iv) any action or omission taken at the written request of Purchaser and with the consent of the Lenders (it being understood that no such consent shall be required in connection with actions taken pursuant to the express requirements of the Acquisition Agreement), (v) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof after the date hereof, (vi) global, national or regional political conditions, including any outbreak or escalation of hostilities or war (whether or not declared), sabotage, military actions or any act of terrorism or any earthquakes, floods, natural disasters or other acts of nature, (vii) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect) or (viii) any negative change in the credit rating of the Company or any of its Subsidiaries or Purchaser or any of its Affiliates, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect) , except, in the case of clauses (i), (ii), (v) and (vi) above, to the extent that any such event, change, effect or circumstance has a disproportionate and adverse effect on the business of the Company and its Subsidiaries relative to other businesses in the industry in which the Company and its Subsidiaries operate.  The capitalized terms used in this definition (other than Acquisition Agreement) shall have the meanings set forth in the Acquisition Agreement.

(f)            The Closing Date shall have occurred on or before November 15, 2011.

(g)           The Administrative Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(h)           All fees and expenses required to be paid on the Closing Date shall have been paid in full in cash from the proceeds of the initial funding under the Revolving Credit Facility.

(i)            All actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date pursuant to the last paragraph of this Section 4.01.

(j)            The condition in Section 7.01(a)(i) of the Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that Holdings has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement) shall have been satisfied.

(k)           The accuracy in all material respects of the representations and warranties made in Section 5.01(a) and (b)(ii), Section 5.02(a), 5.04, 5.13, 5.18, 5.21, and 5.23; provided, that to the extent any of the foregoing are qualified or subject to “Material Adverse Effect”, the definition thereof for purposes of this clause (k) shall be “Material Adverse Effect” as defined in the Merger Agreement.

(l)            Common equity contributions shall have been made in cash directly or indirectly to Holdings by the Sponsor (the “Equity Contribution”) (and Holdings will contribute such Equity Contribution to the Borrower) in an aggregate amount that (i) equals or exceeds $185 million and (ii) when taken together with all common equity rolled over or directly or indirectly invested in common equity of Holdings and all common equity of Holdings issued to, or otherwise directly or indirectly acquired by, any existing shareholders and management of the

Company (collectively, the “Other Equity”), is not less than 50% of the sum of (i) the aggregate amount of the Senior Facilities and the Mezzanine Facility funded on the Closing Date and (ii) the Equity Contribution and the Other Equity, it being understood and agreed that the Other Equity shall include at least $10 million of common equity rolled over by the current Chief Executive Officer of the Company.  The Sponsor will hold, directly or indirectly, a majority of the economic interests in the Company upon the closing of the Acquisition.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything herein to the contrary, it is understood that, to the extent any Lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (i) Uniform Commercial Code lien searches, (ii) the pledge and perfection of Collateral with respect to which a Lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code, and (iii) the pledge and perfection of security interests in the capital stock of the Borrower and its material wholly-owned Domestic Subsidiaries with respect to which a Lien may be perfected by the delivery of a stock certificate) after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such Lien search and/or Collateral shall not constitute a condition precedent to the availability of Letters of Credit under the Revolving Credit Facility on the Closing Date (or, in the case of Flood Documents, such earlier date as set forth in Section 6.14(b)(iii), but may instead be provided within ninety (90) days after the Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent pursuant to arrangements to be mutually agreed between the Administrative Agent and the Borrower.

Section 4.02.         Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than on the Closing Date, and other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and Section 5.05(c) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a), (b) and (b), respectively.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)           The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           After giving effect to such proposed Credit Extension, Availability shall be not less than $1.00.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.  The conditions set forth in this Section 4.02 are for the sole benefit of the Secured Parties but until the Required Lenders otherwise direct the Administrative Agent to cease making Committed Loans, the Lenders will fund their Pro Rata Share of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article 4, agreed to by the Administrative Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Secured Party of the provisions of this Article 4 on any future occasion or a waiver of any rights or the Secured Parties as a result of any such failure to comply.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01.         Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (c) is in compliance with all Laws and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.         Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (except for Indebtedness to be repaid on the Closing Date in connection with the Transaction) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03.         Governmental Authorization; other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04.         Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05.         Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.  During the period from January 29, 2011 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by the Company or any of its consolidated Subsidiaries of any material part of the business or property of the Company or any of its consolidated Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company or any of its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(b)           After giving effect to the Refinancing, as of the Closing Date (and thereafter, except as notified in writing to the Administrative Agent), Holdings does not have any material Indebtedness or other liabilities, direct or contingent, other than in connection with the Transaction and Permitted Surviving Debt; and from January 29, 2011 to the Closing Date, except as set forth on Schedule 5.05, the Company and its Subsidiaries have not incurred any material Indebtedness or other liabilities, direct or contingent, that, in accordance with GAAP, would be required to be disclosed in such financial statements, other than in connection with the Transaction.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 4.01 or Section 5.05 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.06.         Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or, as of the Closing Date, the consummation of the Transaction, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07.         No Default.  Neither the Borrower nor any Restricted Subsidiary of the Borrower is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08.         Ownership of Property; Liens.

(a)           Each Loan Party and each of its Restricted Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Permitted Liens.

(b)           Set forth on Schedule 5.08(b) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Restricted Subsidiaries, as of the Closing Date, showing as of the date hereof the street address (to the extent available), county or other relevant jurisdiction, state and record owner; and as of the Closing Date, no Loan Party owns any Material Real Property except as listed on Schedule 6.14(b).

(c)           Set forth on Schedule 5.08(c) hereto is a complete and accurate list of all leases and subleases of real property under which any Loan Party or any of its Restricted Subsidiaries is the lessee or sublessee, as applicable, as of the Closing Date, showing as of the date hereof the street address (to the extent available), county or other relevant jurisdiction, state, lessor and lessee.

(d)           Except as set forth in Schedule 5.08(b), 5.08(c) and 5.08(d), there are no other locations where any tangible personal property of any of the Loan Parties is or may be located (other than vehicles and assets temporarily in transit or sent for repair).

Section 5.09.         Environmental Compliance.  Except as disclosed in Schedule 5.09:

(a)           There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims or notices against the Borrower or any of its Subsidiaries alleging potential liability under, or responsibility for violation of, any Environmental Law relating to their respective businesses, operations and properties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrower, (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Law; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries except for such releases, discharges or disposal that were in compliance with Environmental Laws.

(c)           The Properties do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)           Neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or remediation or mitigation or removal or assessment or remedial, response or corrective action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)           All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

Section 5.10.         Taxes.  The Borrower and its Subsidiaries have filed all Federal and state and other tax returns and reports required to be filed, and have paid all Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 5.11.         ERISA Compliance.

(a)           Except as disclosed in Schedule 5.11(d), each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the knowledge of the Borrower and Holdings, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)           There are no pending or, to the knowledge of the Borrower and Holdings, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred and neither any Loan Party or any Subsidiary nor any of their respective ERISA Affiliates is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each Subsidiary and each of their respective ERISA Affiliates has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan; (iii) as of the most recent valuation date for any Pension Plan (other than a

Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher; (iv) neither any Loan Party nor any Subsidiary nor any of their respective ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (v) neither any Loan Party nor any Subsidiary nor any of their respective ERISA Affiliates has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (vi) neither any Loan Party nor any Subsidiary nor any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vii) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except with respect to each of the foregoing clauses of this Section 5.11(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d)           Neither any Loan Party nor any Subsidiary nor any of their respective ERISA Affiliates maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than on the Closing Date, those listed on Schedule 5.11(d) hereto.

(e)           None of the assets of any of the Loan Parties constitutes “plan assets” within the meaning of Section 3(42) of ERISA and the regulations promulgated thereunder.

(f)            For the avoidance of doubt, until and through the date of the consummation of the Acquisition, references to Borrower in this Section 5.11 shall also be read to include the Company and any acquired Subsidiaries of the Company.

Section 5.12.         Subsidiaries; Equity Interests.  As of the Closing Date, each Loan Party has no Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non assessable and are owned by a Loan Party free and clear of all Liens except (a) those created under the Collateral Documents and (b) any nonconsensual Lien that is permitted under Section 7.01.

Section 5.13.         Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Loan or any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the making of any Loan, nor the issuance of any Letter of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

Section 5.14.         Disclosure.  The Borrower has disclosed to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15.         Compliance with Laws.  Each Loan Party and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16.         Intellectual Property; Licenses, Etc.  Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 5.16 is a complete and accurate list of all registered or applications to register IP Rights owned or exclusively licensed by each Loan Party and its Subsidiaries as of the Closing Date.  To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.17.         [Reserved].

Section 5.18.         Solvency.  The Loan Parties, on a consolidated basis, are Solvent.

Section 5.19.         Senior Indebtedness.  The Obligations constitute “Designated Senior Debt” or its equivalent in respect of the Mezzanine Facility and its related documents.

Section 5.20.         Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans or other labor agreements with any union, labor organization or employee association to which a Loan Party or any Subsidiary is a party, other than those listed on Schedule 5.20, covering the employees of a Loan Party or any Subsidiary as of the Closing Date.  None of the Loan Parties nor any Subsidiary is suffering or has suffered any disputes, strikes, walkouts, work stoppages, slowdowns, lockouts or other material labor difficulty within the last five years and there are none pending, or to the knowledge of the Borrower and Holdings, threatened.  The consummation of the Acquisition will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary is bound

Section 5.21.         Perfection, Etc.  Subject to Section 4.01 and Section 6.14, all filings and other actions necessary or desirable to perfect and protect the Lien in the Collateral created under the applicable Collateral Documents have been duly made or taken or otherwise provided for in a manner reasonably acceptable to Administrative Agent and are in full force and effect, and the applicable Collateral Documents create in favor of the Administrative Agent (as collateral agent) for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral, securing the payment of the Secured Obligations, subject to Permitted Liens.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

Section 5.22.         Tax Shelter Regulations.  The Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112 1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Section 5.23.         PATRIOT Act.  To the extent applicable, Holdings and each of its Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01.         Financial Statements.  Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, in the case of the fiscal year of the Borrower ending January 31, 2012, one hundred and twenty (120) days after the end of such fiscal year), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of BKD LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit;

(b)           as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries (x) in the case of the fiscal quarter of the Borrower ending October 31, 2011, calculated in a manner consistent with the Borrower’s past accounting practice and (y) otherwise, in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes);

(c)           at all times that Availability is less than twenty-five percent (25%) of the Loan Cap, as soon as available, but in any event within thirty (30) days after the end of each fiscal month of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal month and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries (x) in the case of each fiscal month of the Borrower ending on or prior to January 31, 2012, calculated in a manner consistent with the Borrower’s past accounting practice and (y) otherwise, in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes); and

(d)           as soon as available, but in any event no later than thirty (30) days after the end of each fiscal year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of Availability (on a monthly basis) and consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the remaining portion of the fiscal year following such fiscal year then ended.

Section 6.02.         Certificates; other Information.  Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b)           no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), and, when applicable Section 6.01(c), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes; and which Compliance Certificate need not include financial covenant calculations prior to delivery of the financial statements for the fiscal year ended on or about January 31, 2012, unless a Covenant Trigger Event has occurred), and (ii) a copy of management’s discussion and analysis with respect to such financial statements and performance as compared to the prior fiscal period;

(c)           Within fifteen (15) days after the end of each fiscal month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Borrower; provided that during a Cash Dominion Trigger Period,  such Borrowing Base Certificate shall be delivered on Tuesday of each week (or, if Tuesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Term Loan Facility or Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(f)            promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(g)           promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against or of any noncompliance or liability of by any Loan Party or any of its Subsidiaries with or under any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(h)           together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report supplementing Schedule 5.16 and Schedules 5.08(b), 5.08(c) and 5.08(d) hereto, including, in the case of supplements to Schedules 5.08(b), 5.08(c) and 5.08(d), an identification of all owned and leased real property disposed of by any Loan Party or any of its Subsidiaries since the delivery of the last supplements and a list and description of all real property acquired or leased since the delivery of the last supplements (including the street address (if available), county or other relevant jurisdiction, state, and (A) in the case of the owned real property, the record owner and (B) in the case of leases of property, lessor and lessee), and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b);

(i)            on the date of the occurrence of a Covenant Trigger Event, a certificate of a Financial Officer of the Borrower setting forth reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio for the fiscal month for which financial statements have been prepared or were required to have been prepared ended immediately preceding the first date that such ratio is required to be tested, and (ii) thereafter, as long as the Covenant Trigger Period exists is, on the tenth (10th) Business Day after the end of each fiscal month, a certificate of a Financial Officer of the Borrower setting forth reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio for the fiscal month most recently ended;

(j)            The financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(k)           as soon as available, but in any event within thirty (30) days after the end of each fiscal year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(l)            promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(m)          promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) upon request of any Lender, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the

“Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuers, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.03.         Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and or in respect of IP Rights, or (iv) the occurrence of any ERISA Event or occurrence of conditions that could reasonably be expected to result in an ERISA Event, such notice to set forth the details of such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto;

(c)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(d)           of any failure by any Loan Party to pay rent at (i) any of the Loan Parties’ distribution centers or warehouses; (ii)  twenty-five percent (25%) or more of such Loan Party’s Store locations or (iii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect; and

(e)           of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $3,000,000.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04.         Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; (c) all payments and all obligations in respect of all Leases to which any Loan Party is a party; and (d) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

Section 6.05.         Preservation of Existence, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06.         Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, and (c) keep all material Leases to which any Loan Party is a party in full force and effect (provided that nothing in the foregoing clause (c) shall prevent any Loan Party to terminate or not to renew any Lease in connection with the relocation or closure of the leased premises or otherwise in the ordinary course of business consistent with past practices).

Section 6.07.         Maintenance of Insurance.

(a)           Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b)           Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws.  Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable.  In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

(c)           Use commercially reasonable efforts to cause commercial general liability, property and casualty policies to (i) be endorsed to name the Administrative Agent or the Term Loan Agent (as may be required by the Intercreditor Agreement) as an additional insured, mortgagee or loss payee, as its interests may appear, and (ii) include a lenders’ loss payable clause (regarding personal property).

Section 6.08.         Compliance with Laws.  Comply with the requirements of all Laws, including, without limitation, ERISA and the Code, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09.         Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

Section 6.10.         Inspection Rights.

(a)           Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the rights under this Section 6.10 may be exercised only by a group of Lenders coordinated by the Administrative Agent and not more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; and, provided, further, that when an Event of Default exists the Administrative Agent or any

Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

(b)           Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan, forecasts and cash flows.  Except as otherwise provided below, all such costs, fees and expenses of such professionals shall be at the expense of the Loan Parties.  The Loan Parties acknowledge that the Administrative Agent shall undertake one (1) commercial finance examination in each twelve (12) month period at the Loan Parties’ expense; provided that if Excess Availability is less than 25% of the Loan Cap at any time (the “Increased Inspection Trigger Event”), the Administrative Agent may, in its discretion, undertake up to two (2) commercial finance examinations in the twelve (12) month period after the occurrence of any Increased Inspection Trigger Event, at the Loan Parties’ expense; provided further that during any Cash Dominion Trigger Period, the Administrative Agent may, in its discretion, each undertake up to three (3) commercial finance examinations in the twelve (12) month period after the commencement of the Cash Dominion Trigger Period, at the Loan Parties’ expense.  Notwithstanding the foregoing, the Administrative Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, but not more than one additional time during any twelve (12) month period, and at its own expense, or (ii) if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c)           Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base.  Except as otherwise provided below, all such costs, fees and expenses of such professionals shall be at the expense of the Loan Parties.  The Loan Parties acknowledge that the Administrative Agent shall each undertake one (1) Inventory appraisal in each twelve (12) month period at the Loan Parties’ expense; provided that if an Increased Inspection Trigger Event has occurred, the Administrative Agent may, in its discretion, undertake up to two (2) Inventory appraisals in the twelve (12) month period after the occurrence of any Increased Inspection Trigger Event, at the Loan Parties’ expense; provided further that during any Cash Dominion Trigger Period, the Administrative Agent may, in its discretion, each undertake up to three (3) Inventory appraisals in the twelve (12) month period after the commencement of the Cash Dominion Trigger Period, at the Loan Parties’ expense.  Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, but not more than one additional time during any twelve (12) month period, and at its own expense, or (ii) if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

Section 6.11.         Use of Proceeds.  Subject to Section 2.01(a), use the proceeds of the Revolving Credit Loans to refinance the Indebtedness under the Existing Credit Agreement, to fund any additional original issue discount or upfront fees pursuant to the provisions of the Fee Letter (but not to fund the Acquisition), and for general corporate purposes of the Borrower and its Restricted Subsidiaries, in each case not in contravention of any Law or of any Loan Document.

Section 6.12.         Covenant to Guarantee Obligations and Give Security.

(a)           Upon the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), or upon the acquisition of any personal property (other than “Excluded Property” as defined in the Security Agreement) or any Material Real Property (other than any Excluded Real Property) by any Loan Party, which real or personal property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, in each case at the Borrower’s expense:

(i)            in connection with the formation or acquisition of a Subsidiary, within thirty (30) days after such formation or acquisition or such longer period, not to exceed an additional thirty (30) days, as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary that is neither an Excluded Subsidiary nor a Domestic Subsidiary that is owned directly or indirectly by a Foreign Subsidiary, to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) (if not already so delivered) deliver certificates representing the Pledged Interests of such Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Administrative Agent, together with, if requested by the Administrative Agent, supplements to the Security Agreement with respect to the pledge of any Equity Interests or Indebtedness; provided, that only 65% of voting Equity Interests of any Foreign Subsidiary (or any direct or indirect Domestic Subsidiary if substantially all of its assets consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries) shall be required to be pledged as Collateral and no such restriction shall apply to non-voting Equity Interests of such Subsidiaries; provided, further, that, (x) notwithstanding anything to the contrary in this Agreement, no assets of any Foreign Subsidiary (including Equity Interests owned by such Foreign Subsidiary in a Domestic Subsidiary) shall be required to be pledged as Collateral and (y) no Loan Party will transfer or permit a transfer of a Domestic Subsidiary to a Foreign Subsidiary.

(ii)           within ten (10) days after such request, formation or acquisition, or such longer period, not to exceed an additional thirty (30) days, as the Administrative Agent may agree, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries (other than Excluded Subsidiaries) in detail reasonably satisfactory to the Administrative Agent,

(iii)          within thirty (30) days after such request, formation or acquisition, or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Administrative Agent Mortgages (with respect only to Material Real Properties that are not Excluded Real Properties), Security Agreement Supplements, IP Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, IP Security Agreement and the Mortgages to be delivered with respect to the Material Real Properties (other than Excluded Real Properties) owned on the Closing Date), securing payment of all the Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties,

(iv)          within thirty (30) days after such request, formation or acquisition, or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to take, whatever action (including, without limitation, the recording of Mortgages (with respect only to Material Real Properties that are not Excluded Real Properties), the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens, subject only to Permitted Liens, on the properties purported to be subject to the Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v)           within thirty (30) days after the request of the Administrative Agent, deliver to the Administrative Agent, a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request,

(vi)          as promptly as practicable after the request of the Administrative Agent  (but in any event on or before the delivery of the applicable Mortgage delivered pursuant to this Section 6.12(a) (and, in the case of Flood Documents, three (3) Business Days before the delivery of such Mortgage)), deliver to the Administrative Agent with respect to each Material Real Property (that is not an Excluded Real Property) owned in fee by a Subsidiary that is the subject of such request, each in scope, form and substance reasonably satisfactory to the Administrative Agent, title reports fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in the applicable jurisdiction (not to exceed the value of the Material Real Properties covered thereby) American Land Title Association/American Congress on Surveying and Mapping form surveys and environmental assessment reports, appraisals and Flood Documents,

(vii)         at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security agreements; and

(viii)        deliver to the Administrative Agent evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing, recordation and completion, as applicable, of any instrument, document or action required by this Section 6.12(a), including, without limitation, those fees, costs and expenses more specifically set forth in Section 6.12(b).

(b)           Notwithstanding the foregoing, the Administrative Agent shall not require a pledge of, nor take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such a Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby.

Section 6.13.         Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that none of the Borrower or any of its Subsidiaries shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.

Section 6.14.         Further Assurances.

(a)           Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the

Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

(b)           By the date that is ninety (90) days after the Closing Date, as such time period may be extended in the Administrative Agent’s reasonable discretion, the Borrower shall, and shall cause each Restricted Subsidiary to, deliver to the Administrative Agent:

(i)            a Mortgage with respect to each property listed on Schedule 6.14(b) (other than any Excluded Real Property), together with evidence each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto on or before such date and is in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid and subsisting perfected Lien, excepting only Permitted Liens, on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)           fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements) and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting perfected Liens on the property described therein, free and clear of all Liens (including, but not limited to, mechanics’ and materialmen’s Liens), excepting only Permitted Encumbrances and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable and, with respect to any property located in a state in which a zoning endorsement is not available or for which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive), if requested by the Administrative Agent, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resource Corporation (or another person acceptable to the Administrative Agent), in each case satisfactory to the Administrative Agent;

(iii)          no later than three (3) Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Section 6.14(b), in order to comply with the Flood Laws, the Administrative Agent shall have received the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”).

(iv)          American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the initial Credit Extension, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent; new or updated surveys will not be required if an existing survey is available and survey coverage is available for Agent’s title insurance policies without the need for such new or updated surveys;

(v)           favorable opinions of local counsel to the Loan Parties in states in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)          favorable opinions of counsel to the Loan Parties in the states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the validly existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance satisfactory to the Administrative Agent;

(vii)         if requested by the Administrative Agent, an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989;

(viii)        evidence that all other actions  or documents reasonably requested by the Administrative Agent, that are necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgage, have been taken or delivered, as applicable; and

(ix)          evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including, without limitation, reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the

Mortgages and the other matters described in this Section 6.14 and as otherwise required to be paid in connection therewith under Section 10.04.

Section 6.15.         Cash Management.

(a)           On or prior to the Closing Date, deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit L which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.17(b).

(b)           Within ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in writing), enter into a Blocked Account Agreement satisfactory in form and substance to the Agent with each Blocked Account Bank with respect to each DDA maintained with such Blocked Account Bank having funds on deposit in excess of $500,000 in any such DDA, and $2,000,000 (or $4,000,000 during the months of November and December of each year) in all such DDAs (collectively, the “Blocked Accounts”).

(c)           To the extent the balance on deposit in any DDA exceeds $7,500, cause the ACH or wire transfer no less frequently than the morning of the Business Day following the Business Day on which the balance in any such DDA exceeds $7,500 (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each such DDA (other than a DDA which is a Blocked Account) in excess of $500,000 in any such DDA and $2,000,000 in all such DDAs (net of any minimum balance, not to exceed $7,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained) and all payments due from credit card processors and credit card issuers.

(d)           During a Cash Dominion Trigger Period, cause the ACH or wire transfer to the concentration account maintained by the Agent at Bank of America (the “Concentration Account”), no less frequently than daily or in cause of clauses (iv) and (v) below, the morning of the Business Day following the Business Day on which the balance in any DDA referred to therein exceeds $7,500 (and whether or not there are then any outstanding Obligations), all cash receipts and collections received by each Loan Party from all sources, including, without limitation, the following:

(i)            all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral);

(ii)           all proceeds of collections of Accounts;

(iii)          all net cash proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event;

(iv)          the then contents of each DDA (net of any minimum balance, not to exceed $7,500.00, as the Borrower may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained); and

(v)           the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $7,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank).

(e)           The Concentration Account shall at all times during a Cash Dominion Trigger Period, be under the sole dominion and control of the Agent.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, without the consent of the Administrative Agent, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations, (iii) the funds on deposit in the Concentration Account shall be applied to the Obligations as provided in this Agreement and (iv) any funds remaining on deposit in the Concentration Account after payment in full of the Obligations that are then due and payable shall be promptly (and in any event not later than the next Business Day after the receipt thereof) remitted to the Loan Parties to be used for any purpose not inconsistent with this Agreement.  In the event that, notwithstanding the provisions of this Section 6.15, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day following the receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(f)            Upon the request of the Agent, cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

Section 6.16.         Physical Inventories.

(a)           Cause not less than one (1) physical inventories to be undertaken, at the expense of the Loan Parties, in each Fiscal Year and periodic cycle counts, in each case consistent with past practices, conducted by such inventory takers as are satisfactory to the Administrative Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Administrative Agent. The Administrative Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party.   The Borrower, within thirty (30) days following the completion of such inventory, shall provide the Administrative Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)           Permit the Administrative Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Administrative Agent determines (each, at the expense of the Loan Parties).

ARTICLE 7
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), (A) (except with respect to Section 7.15) the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly and (B) (with respect to Section 7.15) Holdings shall not:

Section 7.01.         Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or authorize the filing under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Restricted Subsidiaries as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, other than the following:

(a)           Liens pursuant to any Loan Document or any Term Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof; provided, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c)           Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of  (including obligations in respect of bank guarantees issued for the account of Foreign Subsidiaries for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under  Section 7.03(b)(v); provided, that (i) such Liens attach concurrently with or within one hundred and eighty (180) days after the acquisition, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries);

(k)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties not overdue for a period of more than sixty (60) days in connection with the importation of goods in the ordinary course of business;

(l)            Liens (i) of a collection bank arising under Section 4 210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m)          Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) or (o) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)           Liens on property of any Restricted Subsidiary that is a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary to the extent permitted under Section 7.03(b)(vi) or Section 7.03(b)(vii);

(o)           Liens in favor of the Borrower or a Restricted Subsidiary of the Borrower securing Indebtedness permitted under Section 7.03(b)(iv);

(p)           Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided, that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(b)(v) or (x);

(q)           Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r)            any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreement in the ordinary course of business permitted by this Agreement;

(s)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(t)            Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(u)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v)           With respect to each Mortgaged Property, the applicable Permitted Encumbrances;

(w)          Senior Secured Debt Liens;

(x)           Specified Refinancing Liens;

(y)           Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(z)           (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries);

(aa)         Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(bb)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(cc)         other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $5,000,000.

Section 7.02.         Investments.  Make or hold any Investments, except:

(a)           Investments held by the Borrower or such Restricted Subsidiary in the form of Cash Equivalents;

(b)           loans or advances to officers, directors and employees of the Borrower and Restricted Subsidiaries (i) in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes (including payroll payments in the ordinary course of business), and (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof in an aggregate amount not to exceed $2,000,000;

(c)           Investments (i) by the Borrower or any of its Restricted Subsidiaries in any Loan Party (excluding Holdings but including any new Restricted Subsidiary which becomes a Loan Party), and (ii) by any Restricted Subsidiary of the Borrower that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and Investments consisting of prepayments to suppliers in the ordinary course of business and consistent with past practice;

(e)           Investments arising out of transactions permitted under Sections 7.01, 7.03, 7.04, 7.05, 7.06; and 7.14.

(f)            Investments existing on the date hereof and set forth on Schedule 7.02 and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g)           Investments in Swap Contracts permitted under Section 7.03;

(h)           promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)            the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary that is wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided, that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(i)            each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12;

(ii)           if proceeds of any Credit Extension are used to fund any such Acquisition, (x) such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law and (y) the legal structure of such Acquisition shall be acceptable to the Administrative Agent in its discretion;

(iii)          the total cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to such sellers and all assumptions of Indebtedness in connection therewith) paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or other acquisition of an entity that does not become a Guarantor or of assets that do not become Collateral, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Restricted Subsidiaries of entities that do not become Guarantors or of assets that do not become Collateral, pursuant to this Section 7.02(i), shall not exceed $2,500,000;

(iv)          the Specified Transaction Conditions have been satisfied;

(v)           the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least one (1) Business Day prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(vi)          the total cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof,

earnouts and other contingent payment obligations to such sellers and all assumptions of Indebtedness in connection therewith) paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Restricted Subsidiaries, shall not exceed $20,000,000 in any fiscal year and $50,000,000 in the aggregate;

(j)            Investments in Joint Ventures, such Investments not to exceed $2,500,000 in the aggregate at any one time outstanding; provided that the Consolidated Fixed Charge Coverage Ratio, as projected on a Pro-Forma Basis for the twelve fiscal months (or, if only quarterly financial statements are then required to be delivered, on a rolling four quarter basis) preceding such Investment is equal to or greater than 1.0:1.0;

(k)           Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(l)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)          the licensing, sublicensing or contribution of IP Rights pursuant to joint marketing arrangements with Persons other than Holdings and its Restricted Subsidiaries;

(n)           loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 7.06;

(o)           so long as immediately after giving effect to any such Investment, no Event of Default has occurred and is continuing, other Investments not exceeding $10,000,000 in the aggregate; provided, however, that, such amount may be increased by the net cash proceeds of Permitted Equity Issuances;

(p)           Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent of Holdings) to the seller of such Investments; and

(q)           Investments of a Restricted Subsidiary that is acquired after the Closing Date or of a company merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired by the Borrower and its

Restricted Subsidiaries in such transaction and were in existence on the date of such acquisition, merger or consolidation; and

(r)            Investments not otherwise permitted under this Section 7.02; provided that the Specified Transaction Conditions have been satisfied.

Section 7.03.         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           in the case of the Borrower:

(i)            Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and consistent with prudent business practice and not for speculative purposes; and

(ii)           Indebtedness in an aggregate original principal amount not to exceed $85 million at any one time outstanding evidenced by the Mezzanine Facility and any Permitted Refinancing thereof;

(b)           in the case of the Borrower and its Restricted Subsidiaries:

(i)            Indebtedness of the Loan Parties under the Loan Documents and the Term Loan Documents;

(ii)           Permitted Surviving Debt and other Indebtedness outstanding or committed to be incurred on the date hereof and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(iii)          Guarantees of any Loan Party in respect of Indebtedness of the Borrower or a Restricted Subsidiary otherwise permitted hereunder;

(iv)          Indebtedness of (A) any Loan Party owing to any other Loan Party (other than Holdings), (B) of any Restricted Subsidiary that is not a Loan Party owed to (1) any other Restricted Subsidiary that is not a Loan Party or (2)  any Loan Party (other than Holdings) in respect of an Investment permitted under Section 7.02(c) or Section 7.02(o), and (C) of any Loan Party to any Restricted Subsidiary which is not a Loan Party; provided, that all such Indebtedness of any Loan Party in this clause (iv)(C) must be expressly subordinated to the Obligations;

(v)           Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(b)(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(vi)          Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(vii)         Indebtedness (other than for borrowed money) secured by Liens permitted under Section 7.01 (other than Section 7.01(y));

(viii)        Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries;

(ix)          Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or its direct or indirect parent permitted by Section 7.06;

(x)           Indebtedness incurred by the Borrower or its Restricted Subsidiaries in a Permitted Acquisition or Disposition under agreements providing for the adjustment of the purchase price or similar adjustments;

(xi)          Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred consideration or other similar arrangements incurred by such Person in connection with Permitted Acquisitions in an aggregate amount not to exceed $5,000,000;

(xii)         Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(xiii)        Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(xiv)        (A) Indebtedness consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in the case of the foregoing clauses (a) and (b) in the ordinary course of business and (B) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of bank guarantees issued for the account of Foreign Subsidiaries, warehouse receipts or similar instruments (other than letters of credit) issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations (other than obligations in respect of letters of credit) regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the due date thereof;

(xv)         obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries;

(xvi)        Indebtedness incurred by a Loan Party constituting Senior Secured Debt;

(xvii)       Indebtedness incurred by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.03; provided, that the Specified Transaction Conditions have been satisfied; and

(xviii)      Indebtedness incurred by a Loan Party constituting Specified Refinancing Debt.

Section 7.04.         Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)           any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction), provided, that the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent, or (ii) any one or more other Restricted Subsidiaries, provided, that when any Guarantor is merging with another Restricted Subsidiary, (A) the Guarantor shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03;

(b)           (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve, or the Borrower or any Subsidiary may (if the perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any dissolution of a Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Guarantor; and in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)           any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided, that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be the Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d)           any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided, that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 6.12 or (ii)  to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02; and

(e)           a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(d)(i)).

Section 7.05.         Dispositions.  Make any Disposition, except:

(a)           Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned);

(b)           Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)           Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)           (i) Dispositions permitted by Section 7.04, (ii) Investments permitted by Section 7.02, and (iii) Restricted Payments permitted by Section 7.06;

(e)           Dispositions by the Borrower and its Restricted Subsidiaries of property pursuant to sale-leaseback transactions; provided, that (i) the fair market value of all property so Disposed of shall not exceed $20,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Borrower or such Restricted Subsidiary for not less than 75% cash consideration;

(f)            Dispositions of Cash Equivalents;

(g)           Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h)           licensing or sublicensing of IP Rights in the ordinary course of business on customary terms;

(i)            sales of property (i) between Loan Parties (other than Holdings), (ii) between Restricted Subsidiaries (other than Loan Parties), or (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties (other than Holdings), in each case in the ordinary course of business;

(j)            leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(k)           transfers of property subject to Casualty Events upon receipt of the net cash proceeds of such Casualty Event; and

(l)            Permitted Store Closings;

(m)          Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided, that the Specified Transaction Conditions have been satisfied;

provided, however, that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d), (g) and (i)), shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06.         Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)           each Restricted Subsidiary may make Restricted Payments to the Borrower and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b)           the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)           the Borrower may make Restricted Payments with the cash proceeds contributed to its common equity from the net cash proceeds of any Permitted Equity Issuance, so long as, with respect to any such Restricted Payments, no Event of Default shall have occurred and be continuing or would result therefrom;

(d)           to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.02, 7.04, 7.08 or 7.14;

(e)           the Borrower or any Restricted Subsidiary may make Restricted Payments to Holdings, so long as, with respect to any such Restricted Payments, no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom:

(i)            the proceeds of which will be used to pay the tax liability in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings and/or any direct or indirect parent entity of Holdings attributable to the Borrower and its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately;

(ii)           the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to its direct or indirect parent to enable it to pay) (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $1,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries or (B) the fees and other amounts described in Section 7.08(d) to the extent that the Borrower would be then permitted under such Section 7.08(d) to pay such fees and other amounts directly;

(iii)          the proceeds of which shall be used by Holdings to pay its (and to make a Restricted Payment to its direct or indirect parent to enable it to pay) franchise and similar taxes and other expenses necessary to maintain its corporate existence;

(iv)          the proceeds of which will be used (but only if required to be so used pursuant to a binding agreement, unless no Default shall have occurred and be continuing or would result therefrom) to repurchase the Equity Interests of Holdings (or to make a Restricted Payment to its direct or indirect parent to enable it to repurchase its Equity Interest) from directors, employees or members of management of Holdings or any Restricted Subsidiary (or their estate, family members, spouse and/or former spouse), in an aggregate amount not in excess of (A) $5,000,000 (or $10,000,000 after a Qualified IPO) in any calendar year; provided, that the Borrower may, after a Qualified IPO, carry-over and make in any subsequent calendar year or years, in addition to the amount for such calendar year, the amount not utilized in the prior calendar year or years up to a maximum of $5,000,000; provided, further, that the amounts set forth in this clause (e)(iv) may be further increased by (A) the proceeds of any key-man life insurance maintained by Holdings (or its direct or indirect parent), the Borrower or a Restricted Subsidiary, plus (B) to the extent contributed in cash to the common equity of the Borrower, the Net Proceeds from the sale of Equity Interests of any of the Borrower’s direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date;

(v)           the proceeds of which are applied to the purchase or other acquisition by Holdings of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person that, provided that if such purchase or other acquisition had been made by the Borrower, it would have constituted a “Permitted Acquisition” permitted to be made pursuant to Section 7.02; provided, that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in

Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such purchaser or other acquisition;

(vi)          repurchases of Equity Interests of Holdings deemed to occur upon the non-cash exercise of stock options and warrants; and

(vii)         the proceeds of which shall be used by Holdings to pay, or to make Restricted Payments to allow any direct or indirect parent thereof to pay, other than to Affiliates of Holdings (other than Affiliates that are bona fide investment banks), a portion of any customary fees and expenses related to any unsuccessful equity offering by Holdings (or any direct or indirect parent thereof), or any unsuccessful debt offering by any direct or indirect parent of Holdings, in each case directly attributable to the operations of the Borrower and its Restricted Subsidiaries;

(f)            in addition to the foregoing  Restricted Payments, the Borrower may make additional Restricted Payments to Holdings in an unlimited amount, provided that (in the case of this Section 7.06(f)) the Restricted Payment Conditions have been satisfied;

(g)           Restricted Payments made (i) on the Closing Date to consummate the Transaction, (ii) out of the cash proceeds received by the Borrower in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement (provided that the condition set out in Section 4.01(b) would have been satisfied on the Closing Date if the actual amount of the Equity Contribution on the Closing Date had been reduced  by the amount of any Restricted Payment made in reliance on this clause (ii)) and (iii) in order to satisfy indemnity and other similar obligations under the Acquisition Agreement; and

(h)           repurchases of Equity Interests to fund the payment of withholding or similar Taxes that are payable by any future, present or former employee, director, manager or consultant (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) in connection with the exercise of stock options.

Section 7.07.         Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 7.08.         Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties (other than Holdings) and their Restricted Subsidiaries, (b) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (c) the Transaction, including the payment of, the amount of any purchase price adjustment pursuant to the Acquisition Agreement, and fees and expenses in connection with the consummation of the Transaction, (d) so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing, the payment of fees (including termination payments) to the Sponsor pursuant to the Management Agreement and related indemnities and reasonable expenses, (e)

customary fees and indemnities may be paid to any directors of Holdings, the Borrower and its Restricted Subsidiaries (and, to the extent directly attributable to the operations of the Borrower and its Restricted Subsidiaries, to any direct or indirect parent of Holdings) and reasonable out of pocket costs of such Persons may be reimbursed, (f) the Borrower and its Restricted Subsidiaries may enter into employment and severance arrangements with officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the Borrower and its Restricted Subsidiaries may make payments pursuant to the tax sharing agreements among the Borrower and its Restricted Subsidiaries, (h) Restricted Payments permitted under Section 7.06, (i) Investments in the Borrower’s Subsidiaries and Joint Ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such Joint Venture is only an Affiliate as a result of Investments by Holdings and its Restricted Subsidiaries in such Subsidiary or Joint Venture) to the extent otherwise permitted under Section 7.02, (j) any payments required to be made pursuant to the Acquisition Agreement, (k) so long as no Default shall have occurred and be continuing, transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and (l) the mortgages set forth on Schedule 7.03.

Section 7.09.         Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or Term Loan Document) that limits the ability (a) of any Restricted Subsidiary of the Borrower to make Restricted Payments to the Borrower or any Guarantor which is a Restricted Subsidiary of the Borrower or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for (i) any agreement in effect on the date hereof, (ii) any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) any agreement representing Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03, (iv) any agreement in connection with a Disposition permitted by Section 7.05, (v) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business or (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, or (b) of the Borrower or any Loan Party (other than Holdings) to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Revolving Credit Facility and the Obligations or under the Loan Documents except for (i) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(b)(v) but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (ii) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (iii) customary restrictions contained in the Mezzanine Facility and the Specified Refinancing Debt (provided that such restrictions do not restrict the Liens securing the Obligations or the first priority status thereof), (iv) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit, or (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

Section 7.10.         Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 7.11.         Financial Covenants.

(a)           Consolidated Fixed Charge Coverage Ratio.  During a Covenant Trigger Period, permit the Consolidated Fixed Charge Coverage Ratio on a rolling twelve (12) month basis, as of the end of any fiscal month (commencing with the fiscal month immediately preceding the first day of any such Covenant Trigger Period), to be less than 1.00 to 1.00.

(b)           [Reserved].

Section 7.12.         Amendments of Organization Documents.  Amend any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders.

Section 7.13.         Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

Section 7.14.         Prepayments, Etc. of Indebtedness.

(a)           Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any of the Mezzanine Facility or any unsecured Specified Refinancing Debt or Senior Secured Debt that is (pursuant to the definition thereof) unsecured (collectively, together with any Permitted Refinancing of the foregoing, “Junior Financing”), except (i) a prepayment of Junior Financing; provided that the Specified Transaction Conditions have been satisfied, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests), (iii) the prepayment of any Junior Financing or Permitted Refinancing thereof, in an aggregate amount not to exceed the amount, if any, that is then available for Restricted Payments pursuant to Section 7.06(f) (as such amount may be reduced from time to time in accordance with the terms of such Section 7.06(f)), (iv) the making of any AHYDO Payments; provided that (x) any such AHYDO Payment is made after the fifth anniversary of the incurrence of the Junior Financing to which such AHYDO Payment applies and (y) immediately before and immediately after giving Pro Forma Effect to any such AHYDO Payment, no Default shall have occurred and be continuing or (v) any deemed prepayment of the Mezzanine Facility taking the form of a set-off or any prepayment of the Mezzanine Facility in an amount equal to any payment received by the Borrower from Three Cities pursuant to the Side Letter (as defined in the Mezzanine Facility) substantially contemporaneously with such prepayment, in each case pursuant to Section 3.08(a) of the Indenture thereof; (b) make any payment in violation of any subordination terms of any Junior Financing Documentation or (c) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent or the Lenders any term or condition of any Junior Financing Documentation; provided that, for the avoidance of doubt, any amendment or modification to the Mezzanine Facility pursuant to Section 9.07 of the Indenture thereof shall be deemed not to be materially adverse to the interests of the Administrative Agent or the Lenders.

Section 7.15.         Holding Company.  In the case of Holdings, (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower and the performance of the Loan Documents, (i) incur any Indebtedness (other than pursuant to any Loan Document or Term Loan Document and other than Guarantees of Junior Financings and Specified Refinancing Debt), (iii) create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrower (other than Liens pursuant to any Loan Document or Term Loan Document or non-consensual Liens arising solely by operation of law); or (iv) permit the Borrower to be a Subsidiary that is not wholly owned by Holdings.  Nothing in this Section 7.15 shall prevent Holdings from (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Loan Documents and the Term Loan Documents, (iii) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), (iv) payment of dividends, making contributions to the capital of the Borrower, (v) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vi) holding any cash (but not operating any property), (vii) providing indemnification to officers, managers and directors, (viii) any activities incidental to compliance with the provisions of the Securities Act of 1933, as amended and the Exchange Act of 1934, as amended, any rules and regulations promulgated thereunder, and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders and (ix)  any activities incidental to the foregoing.

Section 7.16.         Deposit Accounts; Credit Card Processors.  Open new DDAs unless the Loan Parties shall have delivered to the Administrative Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.15 and otherwise satisfactory to the Agent within ninety (90) days (or such longer period as the Administrative Agent may agree in writing) of opening such new DDA, provided that no such Blocked Account Agreements shall be required for DDAs with balances of less than $500,000 in any account or less than $2,000,000 (or $4,000,000 during the months of November and December of each year) in the aggregate for all accounts.  No Loan Party shall maintain any bank accounts or enter into any agreements with credit card processors or credit card issuers other than the ones expressly permitted hereby or contemplated in Section 6.15 hereof.

Section 7.17.         Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries during each fiscal year (except for fiscal year 2012 which shall be for the period from the Closing Date to the last day of such fiscal year) set forth below, the amount set forth opposite such fiscal year (each such amount, the “Permitted Capital Expenditure Amount” for such fiscal year):

Fiscal Year	Amount
2012	$7,500,000
2013	$20,000,000

Fiscal Year	Amount
2014	$20,000,000
2015	$20,000,000
2016	$25,000,000
2017	$25,000,000
2018	$18,750,000

; provided, however, that notwithstanding anything to the contrary set out above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year is less than the amount set forth above, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the next succeeding fiscal year (provided that any Rollover Amount shall be used to make Capital Expenditures in such fiscal year before the amount set forth above for such fiscal year shall be used to make Capital Expenditures).

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

Section 8.01.         Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, any L/C Obligation or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(c) (within five 5 days (if required to be delivered monthly) and three (3) days (if required to be delivered weekly)), Section 6.03(a), Section 6.05 (solely with respect to the Borrower), Section 6.15 or Article 7 (subject to, in the case of the financial covenants contained in Section 7.11, the cure rights contained in Section 8.03), or Holdings fails to perform or observe any term, covenant or agreement contained in Section 7.15; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer obtains knowledge thereof or (ii) notice thereof by the Administrative Agent to the Borrower; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary or any of their respective ERISA Affiliates under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount which either alone or with other ERISA Events that have occurred could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any Subsidiary or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports to revoke or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected first priority lien on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to Section 4.01, Section 6.12 or Section 6.14 or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements.

Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary shall be deemed to exclude any Immaterial Subsidiary (provided however that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.02.         Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Revolving Credit Facility has been designated as “Designated Senior Debt,” and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03.         Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event that the Borrower fails to comply with the requirements of the covenants set forth in Section 7.11, then until the expiration of the 5th day subsequent to the date the relevant Compliance Certificate is required to be delivered pursuant to Section 6.02(b), the Borrower shall have the right to issue common equity for cash (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the calculation of EBITDA as used in the covenants set forth in Section 7.11 shall be recalculated giving effect to the following pro forma adjustments:

(a)           EBITDA shall be increased, solely for the purpose of measuring the covenants set forth in Section 7.11 and not for any other purpose under this Agreement (including but not limited to determining the satisfaction of the Restricted Payment Conditions, the Specified Transaction Conditions, availability or amount of any covenant baskets or carve-outs), by an amount equal to the Cure Amount; provided that (x) the receipt by the Borrower of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect whatsoever under this Agreement and any reduction in Indebtedness, if applicable, from the Cure Amount shall not reduce Consolidated Scheduled Funded Debt Payments for purpose of calculating the Consolidated Fixed Charge Coverage Ratio and (y) there shall be no pro-forma reduction in Indebtedness in connection with any Specified Equity Contribution for determining compliance with the financial covenant set forth in Section 7.11 during the fiscal quarter in which the Specified Equity Contribution is made; and

(b)           If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the covenants set forth in Section 7.11, the Borrower shall be deemed to have satisfied the requirements of the covenants set forth in Section 7.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenants set forth in Section 7.11 that had occurred shall be deemed cured for the purposes of this Agreement; and

(c)           Upon receipt by the Administrative Agent of written notice, prior to the expiration of the 10th day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 6.01 (the “Anticipated Cure Deadline”), that the Borrower intends to exercise the Cure Right in respect of a fiscal quarter (or month, as applicable), the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the covenants set forth in Section 7.11 until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period (or twelve (12) fiscal month period, as applicable) there shall be at least two fiscal quarters (or six (6) fiscal months, as applicable) in respect of which the Cure Right is not exercised, (ii) there can be no more than four fiscal quarters (or fiscal months, as applicable) in respect of which the Cure Right is exercised during the term of this Agreement, and (iii) for purposes of this Section 8.03, the Cure Amount utilized shall be no greater than the amount required for purposes of complying with the covenants set forth in Section 6.11.

Section 8.04.         Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Section 10.05) arising under the Loan Documents and amounts payable under Article 3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Revolving Credit Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to the extent that Swing Line Loans have not been refinanced by a Revolving Credit Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the L/C Borrowings, Obligations then owing under Secured Hedge Agreements (but only with respect to any Lender or an Affiliate of a Lender (other than Bank of America or its Affiliates), up to the maximum amount specified by such provider in writing to the Administrative Agent in accordance with Section 9.12, which amount may be established or increased (by further written notice to the Administrative Agent from time to time in accordance with Section 9.12)), and Obligations then owing under Secured Cash Management Agreements (but only with respect to any Lender or an Affiliate of a Lender (other than Bank of America or its Affiliates), up to the maximum amount specified by such provider in writing to the Administrative Agent in accordance with Section 9.12, which amount may be established or increased (by further written notice to the Administrative Agent from time to time in accordance with Section 9.12), ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Eighth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.04 and 2.15;

Ninth, to the payment of all other Obligations (excluding any Obligations owing pursuant to any Secured Bank Product Agreements) of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Tenth, to payment of that portion of the Obligations owing pursuant to any Secured Bank Product Agreements and, to the extent not paid in clause Seventh, above, Obligations owing pursuant to any Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Bank Product Providers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Tenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or its order or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Bank Product Agreements, Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Bank Product Provider, Cash Management Bank or Hedge Bank, as the case may be.  Each Bank Product Provider, Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE 9
ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01.         Appointment and Authorization of Agents.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by such Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included the Swing Line Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Swing Line Lender.

(c)           The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Line Loans made by it, and the Swing Line Lender shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(d)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Bank Product Provider, Cash Management Bank and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02.         Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03.         Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this

Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04.         Reliance by Agents.

(a)           Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05.         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06.         Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07.         Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08.         Agents in their Individual Capacities.  Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them.  With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

Section 9.09.         Successor Agent.

(a)           The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

(b)           Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.09 shall also constitute its resignation as an L/C Issuer and as Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.10.         Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11.         Collateral and Guaranty Matters.  Each of the Lenders (including in their capacities as potential Hedge Banks, Bank Product Providers and potential Cash Management Banks) and each L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations not yet accrued and payable) and (B) obligations and liabilities under Secured Bank Product Agreements, Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Bank Product Provider, Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c)           to enter into the Intercreditor Agreement; and

(d)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12.         Secured Bank Product Agreements, Secured Cash Management Agreements and Secured Hedge Agreements.  No Bank Product Provider, Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Bank Product Agreements, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations describing the nature and stating the maximum amount of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider, Cash Management Bank or Hedge Bank (in the case of any Bank Product Provider, Cash Management Bank or Hedge Bank other than Bank of America and its Affiliates), as the case may be.  Without limiting the foregoing, the Administrative Agent shall have no obligation to calculate the amount to be distributed pursuant to Section 8.04 with respect to any Obligations arising under Secured Bank Product Agreements, Secured Cash Management Agreements and Secured Hedge Agreements, and may request a reasonably detailed calculation of such amount from the applicable Secured Party.  If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

Section 9.13.         Other Agents; Arranger and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “joint lead arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.14.         Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Section 9.07(obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE 10
MISCELLANEOUS

Section 10.01.      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (I) the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency, to comply with local law or the advice of local counsel, or to cause one or more Loan Documents to be consistent with other Loan Documents and (II) that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02  or the waiver of any Event of Default shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for any payment of principal of, or interest on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)           change any provision of this Section 10.01, Section 2.06(c) or the definition of “Required Lenders”, “Required Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(d)), without the written consent of each Lender;

(e)           other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)            other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the value of the Guaranty, without the written consent of each Lender;

(g)           modify the definition of “Permitted Overadvance” so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender;

(h)           increase any advance rate percentage set forth in the definition of “Borrowing Base” without the written Consent of each Lender; or otherwise change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased without the written consent of the Required Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

and provided, further that (i)  no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the affected Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) a Lender may agree to extend the maturity date of its Loans and the termination date of its Commitment upon the request of the Borrower and with the consent of the Administrative Agent, at rates and for fees as may be agreed by such Lenders, and without the consent of any other Lender, provided that (x) the offer to extend such maturity and termination date is extended to all Lenders on a pro rata basis and (y) the Borrower shall pay all Obligations owing to any non-extending Lenders on the original scheduled maturity date.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

This Section 10.01 shall be subject to any contrary provision of Section 2.12 or 2.14.

Section 10.02.      Notices; Effectiveness; Electronic Communications.

(a)           General.  Unless otherwise expressly provide herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article 2 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article 2 by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of Holdings, the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03.      Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan

Documents, (b) each L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders

Section 10.04.      Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Agents for all reasonable costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel), and (b) to pay or reimburse each Agent and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the fees, disbursements and other charges of one counsel to the Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel and, in the event of any actual or potential conflict of interest, one additional counsel for each Lender subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent.  All amounts due under this Section 10.04 shall be paid within twenty (20) Business Days after invoiced or demand therefor.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion.

Section 10.05.      Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each L/C Issuer and their respective Affiliates, partners, directors, officers, employees, counsel, agents and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), expenses and disbursements (including the fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of any conflict of interest, additional counsel to the affected Lender or group of Lenders, limited to one such additional counsel so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules, and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or material breach of its express obligations under the Loan Documents by such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  Should any investigation, litigation or proceeding be settled with the consent of the Borrower, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above.  All amounts due under this Section 10.05 shall be payable within twenty (20) Business Days after demand therefor.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  For the avoidance of doubt, any indemnification relating to Impositions, other than Impositions arising from a non-Imposition claim, shall be covered by Section 3.01 and shall not be covered by this Section 10.05.

Section 10.06.      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent, to any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07.      Successors And Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that (i) except (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need be assigned, and (B)

in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (x) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required; and (C) the consent of each L/C Issuer (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment); (v) no such assignment shall be made to (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A) or (B) a natural person; (vi) no Commitments or Revolving Credit Loans may be assigned to any Permitted Holder; (vii) the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent; and (viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x)

pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under Section 3.01 and 10.15(d) and entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the applicable Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided, such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in or in the interpretation of any Law that occurs after such Participant acquired the applicable participation.  A Participant shall not be entitled to the benefits of Section 3.01 and Section 3.04 unless such Participant agrees, for the benefit of the Borrower, to comply with obligations, restrictions and limitations under such Sections, Section 3.07 and Section 10.15 as though it were a Lender (it being understood that the documentation required under Section 10.15 shall be delivered to the participating Lender).  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.07 with respect to any Participant.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(h)           The applicable Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant, and the amount of each Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan, Letter of Credit or any of its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.

Section 10.08.      Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors, and other Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (g) with the consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any of its respective Affiliates (provided that such Agent or Lender shall be responsible for its Affiliates’ compliance with this Section 10.08) solely in connection with the Transaction, (j) to the extent that such Information is received by such Agent or Lender from a third party that is not, to the knowledge of such Agent or Lender, subject to confidentiality obligations to the Borrower, (k) to the extent that such Information is independently developed by such Agent or Lender, (l) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (m) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender).  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08;

provided, that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Borrower, Holdings or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.09.      Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.  Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary does not constitute such an asset (and may be pledged to the extent set forth in Section 6.12) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b).

Section 10.10.      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11.      Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12.      Integration; Effectiveness.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.13.      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit (unless such Letter of Credit is Cash Collateralized in accordance with the terms hereof) shall remain outstanding.

Section 10.14.      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited

Section 10.15.      Tax Forms.

(a)           (i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), (w) the forms described in Section 10.15(a)(ii), (x) two duly signed, properly completed, original copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or (y) two duly signed, properly completed, original copies of IRS Form W-8BEN or any successor thereto and a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed original copies of one or more of such forms and/or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities or such other evidence as is satisfactory to the Borrower and the Administrative Agent (in either case, in its sole discretion)) as may then be available under then current United States laws and regulations to avoid or reduce, United States withholding taxes in respect of payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or other evidence previously delivered by it to the Borrower and the Administrative Agent (including, for the avoidance of doubt, due to a designation of a new Lending Office) and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B)

promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii)           Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as prescribed by the last sentence of Section 10.15(a)(i) or as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed, original copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed, properly completed, original copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii)          The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a), to the extent such Taxes were imposed pursuant to a Law in effect on the later of (i) the date on which such Foreign Lender became a party to this Agreement and (ii) the date on which the relevant beneficial owner became a beneficial owner, (B) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (C) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided, that if such Lender shall have satisfied the requirement of this Section 10.15(a) or Section 10.15(b), as applicable, on the date such Lender became a Lender (including, for the avoidance of doubt, as a result of an assignment) or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, or certificates at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate (but not including (1) any change to the extent that such change does not result in additional withholding being imposed but results in withholding being performed by a different withholding agent and (2) in the case of any Foreign Lender providing an IRS

Form W8-IMY, any change that would result in no additional withholding if the Person or Persons with respect to which such Foreign Lender acted as an intermediary in providing the Form W-8IMY provided directly to the Borrower or the Administrative Agent IRS Forms W-8BEN, W-8IMY or W-8ECI (or successor forms), together with any other applicable documentation that such Person or Persons were legally entitled to provide).

(iv)          The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b)           Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed, original copies of IRS Form W-9, or any successor thereto, on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement, including, for the avoidance of doubt, by means of an assignment), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding.  If such U.S. Lender fails to deliver such forms, then the Administrative Agent and/or the Borrower may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding imposed by the Code.

(c)           In addition, each Lender and Agent shall deliver to the Administrative Agent and the Borrower such other tax forms or other documents as shall be prescribed by applicable Laws or reasonably requested by the Administrative Agent or the Borrower to demonstrate, where applicable, whether or not payments under this Agreement and the other Loan Documents to such Lender or Agent are exempt from application of the United States federal withholding taxes imposed pursuant to FATCA.

(d)           If any Governmental Authority asserts that the Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Foreign Lender or U.S. Lender (other than, in the case of an assertion against the Borrower, Impositions for which the Borrower is responsible under Section 3.01), such Foreign Lender or U.S. Lender shall indemnify the Borrower and the Administrative Agent therefor.  The obligation of the Foreign Lenders or U.S. Lenders, severally, under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder, the assignment of rights by or the replacement of a Lender, and the resignation of the Administrative Agent.

(e)           Without limiting the obligations of Lenders and Agents pursuant to Section 10.15(a) through (c), any Lender or Agent that is entitled to an exemption from or reduction of any other withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without such withholding or at a reduced rate of withholding; provided, however, that the completion, execution and submission of such documentation shall not be required if in the Lender’s or Agent’s reasonable judgment such completion, execution or submission would subject such Lender or Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Agent.

Notwithstanding any other provision of this Section 10.15, a Lender shall not be required to deliver any form that such Lender is not legally able to deliver.

Section 10.16.      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)           SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.17.      WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS Section 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18.      Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19.      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (a) (i) no fiduciary, advisory or agency relationship between any of the Borrower, Holdings and their respective Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising any of the Borrower, Holdings and their respective Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (iii) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iv) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agents and the Arrangers each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (ii) neither any Agent nor any Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to the Borrower, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20.      Affiliate Activities.  Each of the Borrower and Holdings acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of the Borrower, Holdings and their respective affiliates, as well as of other entities and persons and their Affiliates which may (a) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents (b) be customers or competitors of the Borrower, Holdings and their respective Affiliates, or (c) have other relationships with the Borrower, Holdings and their respective Affiliates.  In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons.  It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, Holdings and their respective Affiliates or such other entities.  The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

Section 10.21.      Electronic Execution of Assignments and Certain other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22.      USA PATRIOT ACT.  Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.23.      Press Releases.

(a)           Each Secured Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Secured Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.

(b)           Each Loan Party consents to (i) the publication by the Administrative Agent or any Lender of advertising material consisting of “tombstone” advertisements relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark, and (ii) the submission to industry trade organizations of information necessary and customary for inclusion in league table measurements, provided that in each case, the such materials do not contain any of the Loan Parties financial or other confidential information.  The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWERS:

GRD HOLDING III CORPORATION

By	/s/ Thomas M. Kibarian
	Name:	Thomas M. Kibarian
	Title:	Chief Executive Officer and President

GARDEN RIDGE, L.P.

By	/s/ Thomas M. Kibarian
	Name:	Thomas M. Kibarian
	Title:	Chief Executive Officer and President

GUARANTORS:

GARDEN HOLDINGS INC.

By	/s/ Thomas M. Kibarian
	Name:	Thomas M. Kibarian
	Title:	Chief Executive Officer and President

GARDEN RIDGE HOLDING II CORPORATION

By	/s/ Thomas M. Kibarian
	Name:	Thomas M. Kibarian
	Title:	Chief Executive Officer and President

GARDEN RIDGE CORPORATION

By	/s/ Thomas M. Kibarian
	Name:	Thomas M. Kibarian
	Title:	Chief Executive Officer and President

GARDEN RIDGE FINANCE CORPORATION

By	/s/ Thomas M. Kibarian
	Name:	Thomas M. Kibarian
	Title:	Chief Executive Officer and President

GARDEN RIDGE MANAGEMENT, LLC

By	/s/ Thomas M. Kibarian
	Name:	Thomas M. Kibarian
	Title:	Chief Executive Officer and President

GR DEVELOPMENT LLC

By	/s/ Thomas M. Kibarian
	Name:	Thomas M. Kibarian
	Title:	Chief Executive Officer and President

29 NORTHWEST LLC

By	/s/ J. William Uhrig
	Name:	J. William Uhrig
	Title:	Vice President

2

1600 EAST PLANO PARKWAY, LLC

By	/s/ Christian Schwarz
	Name:	Christian Schwarz
	Title:	President

2650 WEST INTERSTATE 20, LLC

By	/s/ Christian Schwarz
	Name:	Christian Schwarz
	Title:	President

2827 DUNVALE, LLC

By	/s/ Christian Schwarz
	Name:	Christian Schwarz
	Title:	President

8651 AIRPORT FREEWAY LLC

By	/s/ Christian Schwarz
	Name:	Christian Schwarz
	Title:	President

11501 BLUEGRASS PARKWAY LLC

By	/s/ Christian Schwarz
	Name:	Christian Schwarz
	Title:	President

3

12990 WEST CENTER ROAD LLC

By	/s/ Christian Schwarz
	Name:	Christian Schwarz
	Title:	President

4

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Christine Hutchinson
	Name:	Christine Hutchinson
	Title:	Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Christine Hutchinson
	Name:	Christine Hutchinson
	Title:	Director

5

UBS SECURITIES LLC, as Syndication Agent

By:	/s/ Irja R. Otsa
	Name:	Iria R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Iria R. Otsa
	Title:	Attorney-in-Fact

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
	Name:	Iria R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

6

Schedule I to

the Credit Agreement

GUARANTORS

1.              GRD Holding II Corporation

2.              Garden Holdings Inc.

3.              Garden Ridge Corporation

4.              Garden Ridge Finance Corporation

5.              Garden Ridge Management, LLC

6.              GR Development LLC

7.              29 Northwest LLC

8.              1600 East Plano Parkway, LLC

9.              2650 West Interstate 20, LLC

10.       2827 Dunvale, LLC

11.       8651 Airport Freeway LLC

12.       11501 Bluegrass Parkway LLC

13.       12990 West Center Road LLC

1

Schedule 2.01 to

the Credit Agreement

COMMITMENTS AND PRO RATA SHARES

Lender Name	Commitment	Pro Rata Share of Commitments
Bank of America, N.A.	$40,000,000.00	50%
UBS Loan Finance LLC	$40,000,000.00	50%
Total:	$80,000,000.00	100%

2

Schedule 2.03 to

the Credit Agreement

EXISTING LETTERS OF CREDIT

1.              Letter of Credit (L/C No. 68058257) issued by Bank of America, N.A. to CNA on behalf of GRDG Holdings LLC.  The Letter of Credit is in the amount of $286,000.00 and was issued April 15, 2011 and will expire March 31, 2012.

2.              Letter of Credit (L/C No. 3113550) issued by Bank of America, N.A. to Zurich North America on behalf of GRDG Holdings LLC.  The Letter of Credit is in the amount of $250,000.00 and was issued July 7, 2010 and will expire July 1, 2012.

3.              Letter of Credit (3048552) issued by Bank of America, N.A. to Sentry Insurance A Mutual Company on behalf of Garden Ridge Corporation.  The Letter of Credit is in the Amount of $2,000,000 and was issued  November 2, 2010.

4.              Letter of Credit (3079880) issued by Bank of America to Avalon Risk Management, Inc.on behalf of Garden Ridge L.P.  The Letter of Credit is in the Amount of $50,000 and was issued November 3, 2010.

5.              Letter of Credit (L/C No. 68061728) issued by Bank of America, N.A. to Wells Fargo Bank, N.A. on behalf of GRDG Holdings LLC.  The Letter of Credit is in the amount of $256,179.66 and was issued September 23, 2011 and will expire September 19, 2012.

3

Schedule 5.05 to

the Credit Agreement

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

None.

4

Schedule 5.08(b) to

the Credit Agreement

OWNED REAL PROPERTY

Street Address	County (or other relevant jurisdiction)	State	Record Owner
8651 Airport Freeway, North Richland Hills, TX 76180	Tarrant	Texas	8651 Airport Freeway LLC
11501 Bluegrass Parkway, Jeffersontown, KY 40299	Jefferson	Kentucky	11501 Bluegrass Parkway LLC
2650 West Interstate 20, Grand Prairie, TX 75052	Dallas	Texas	2650 West Interstate 20, LLC
12990 West Center Road, Omaha, NE 68144	Douglas	Nebraska	12990 West Center Road LLC
2827 Dunvale Road, Houston, TX 77063	Harris	Texas	2827 Dunvale LLC
1600 East Plano Parkway, Plano, TX 75074	Collin	Texas	1600 East Plano Parkway, LLC

5

Schedule 5.08(c) to

the Credit Agreement

LEASED REAL PROPERTY

Street Address	County	State	Lessor	Lessee
17975 IH-35 North, Schertz, TX 78154	Guadalupe	Texas	C&W Ranches, Ltd.	Garden Ridge, L.P.
19411 Atrium Place (IH 10 West at Fry Road), Houston, TX 77084	Harris	Texas	George Joseph Assets, LLC	Garden Ridge, L.P.
2800 South IH 35, Round Rock, TX 78681	Williamson	Texas	Rightson, LLC	Garden Ridge, L.P.
1717 East Spring Creek Parkway, Plano, TX 75074	Collin	Texas	LP Investment Group LP	Garden Ridge, L.P.
5280 Summer Avenue, Memphis, TN 38122	Shelby	Tennessee	Sam’s East, Inc.	Garden Ridge, L.P.
5280 Summer Avenue, Memphis, TN 38122	Shelby	Tennessee	Belz Investco GP	Garden Ridge, L.P.
2727 Towne Center Drive, Mesquite, TX 75150	Dallas	Texas	GR Mesquite, LLC	Garden Ridge, L.P.
701 South MacArthur, Oklahoma City, OK 73128	Oklahoma	Oklahoma	QRS 11-29 (TX), Inc.	Garden Ridge, L.P.
11415 Carolina Place Parkway, Pineville, NC 26134	Pleasants	North Carolina	The Fee Owners as listed in the Second Amendment to Lease Agreement	Garden Ridge, L.P.
11015 East 51 Street, South, Tulsa, OK 74146	Tulsa	Oklahoma	Weeds (OK) QRS, 12-22, Inc.	Garden Ridge, L.P.
20780 Gulf Freeway, Webster, TX 77598	Harris	Texas	Clear Lake Center, L.P.	Garden Ridge, L.P.
11968 Paul Mayer Avenue, Bridgeton, MO 63044	St. Louis	Missouri	Wal-Mart Stores Inc. as tenant of Gramex Corporation	Garden Ridge, L.P.
35 Park Woodruff Drive, Greenville, SC 29607	Greenville	South Carolina	Greenville Industrial Park, LP	Garden Ridge, L.P.
2875 George Busbee Parkway, Kennesaw, GA 30144	Cobb	Georgia	DNP Kennesaw LLC	Garden Ridge, L.P.

6

Street Address	County	State	Lessor	Lessee
1887 Willowtrail Parkway, Norcross, GA 30083	DeKalb	Georgia	DNP Norcross, LLC	Garden Ridge, L.P.
6000 Mount Zion Parkway, Stockbridge, GA 30281	Henry	Georgia	John Hardy Jones and Garden Ridge Investments, LLC	Garden Ridge, L.P.
2512 South Stemmons Freeway, Lewisville, TX 75067	Denton	Texas	ZAM II Properties, LLC	Garden Ridge, L.P.
1287 Central Park Drive, O’Fallon, IL 62269	St. Clair	Illinois	O’Fallon Ridge, LLC	Garden Ridge, L.P.
1996 Pavilion Way, Lexington, KY 40509	Fayette	Kentucky	Fourth Quarter Properties VII Inc.	Garden Ridge, L.P.
5608 Southwest Loop 820, Fort Worth, TX 76132	Tarrant	Texas	Philip H. Ingber and Ruth Ann Ingber as trustees of the Philip H. and Ruth Ann Ingber Trust	Garden Ridge, L.P.
3599 Park Mill Run Drive, Hilliard, OH 43026	Franklin	Ohio	Cadlerock’s Hilliard Property, LLC	Garden Ridge, L.P.
6103 Landmark Center Boulevard, Greensboro, NC 27407	Guilford	North Carolina	Copeland Properties 18, L.P.	Garden Ridge, L.P.
6840 Loop 410 NW, San Antonio, TX 78238	Bexar	Texas	Carwood, L.P.	Garden Ridge, L.P.
5151A US Highway 290 West, Austin, TX 78735	Travis	Texas	Austin HF, LTD	Garden Ridge, L.P.
16960 Southwest Freeway, Sugarland, TX 77479	Fort Bend	Texas	Starlight Sugar Land Texas LP	Garden Ridge, L.P.
16776 Interstate 45 South, Woodlands, TX 77384	Montgomery	Texas	Balexe LLC	Garden Ridge, L.P.
1517 Sams Circle, Chesapeake, VA 23320	Chesapeake	Virginia	TKC XXXIX, LLC	Garden Ridge, L.P.

7

Street Address	County	State	Lessor	Lessee
665 Gravois Bluffs Boulevard, Fenton, MO 63026	St. Louis	Missouri	Gravois Bluffs III., L.L.C.	Garden Ridge, L.P.
11801 Chenal Parkway, Little Rock, AR 72211	Pulaski	Arkansas	South Square, LLC	Garden Ridge, L.P.
7985 Lyles Lane NW, Concord, NC 28027	Cabarrus	North Carolina	Concord Mills Residual III Limited Partnership	Garden Ridge, L.P.
12605 Gessner Road, Houston, TX 77064	Harris	Texas	Sears, Roebuck and Co.	Garden Ridge, L.P.
1333 Kemper Road, Springdale, OH 45246	Hamilton	Ohio	Springdale-Kemper Associates, Ltd.	Garden Ridge, L.P.
45160 Utica Park Boulevard, Utica, MI 48315	Macomb	Michigan	Home Depot U.S.A., Inc.	Garden Ridge, L.P.
622 Eastgate North Drive, Suite 100, Cincinnati, OH 45245	Clermont	Ohio	SSC Eastgate Square GR, LLC	Garden Ridge, L.P.
5901 Mercury Drive, Dearborn, MI 48126	Wayne	Michigan	Wal-Mart Stores East, LP	Garden Ridge, L.P.
4641 Lafayette Road, Indianapolis, IN 46254	Marion	Indiana	Home Depot U.S.A., Inc.	Garden Ridge, L.P.
2000 Casteel Drive, Coraopolis, PA 15108	Allegheny	Pennsylvania	ICAHN Enterprises Holdings, L.P.	Garden Ridge, L.P.
5401 Beacon Drive, Unit 129801, Birmingham, AL 35210	Jefferson	Alabama	Excel Realty Trust-ST, LLC	Garden Ridge, L.P.
7400 Douglas Boulevard, Douglasville, GA 30135	Douglas	Georgia	7400 Douglas Blvd LLC	Garden Ridge, L.P.
1386 Meacham Road, Schaumburg, IL 60193	Cook	Illinois	Home Depot U.S.A., Inc.	Garden Ridge, L.P.
11500 Midlothian Turnpike, Richmond, VA 23235	Chesterfield	Virginia	The Macerich Partnership, L.P.	Garden Ridge, L.P.
955 North Route 59, Aurora, IL, 60504	DuPage	Illinois	Home Depot U.S.A.	Garden Ridge, L.P.
4874 Houston Road, Florence, KY 41042	Boone	Kentucky	SUPERVALU Holdings, Inc.	Garden Ridge, L.P.

8

Street Address	County	State	Lessor	Lessee
9450 FM 1960, Humble, TX 773388	Harris	Texas	9450 FM 1960 Bypass LCC	Garden Ridge, L.P.
401 International Center Drive, Sandston, VA 23150	Henrico	Virginia	401 International Center Drive LLC	Garden Ridge, L.P.
11100 East Colonial Drive, Orlando, FL 32825	Orange	Florida	CVJCR Properties Ltd. LLLP	Garden Ridge, L.P.
301 Noble Creek Dr., Noblesville, IN 46060	Hamilton	Indiana	301 Noble Creek LLC	Garden Ridge, L.P.
7667 South Shelby Street, Indianapolis, IN 46227	Marion	Indiana	Greenwood Place Phase II, LP	Garden Ridge, L.P.
Pinnacle Park I Building, Suite 200, Pinnacle Park Business Park, Dallas, TX 75211	Dallas	Texas	MEPT Gateway/Pinnacle Park, L.P.	Garden Ridge, L.P.
8651 W. Airport Freeway, North Richland Hills, TX 76180	Tarrant	Texas	8651 Airport Freeway LLC	Garden Ridge, L.P.
2650 West Interstate 20, Grand Prairie, TX 75052	Dallas	Texas	2650 West Interstate 20, LLC	Garden Ridge, L.P.
2827 Dunvale Road, Houston, TX 77063	Harris	Texas	2827 Dunvale LLC	Garden Ridge, L.P.
11501 Bluegrass Parkway, Jeffersontown, KY 40299(1)	Jefferson	Kentucky	11501 Bluegrass Parkway LLC	Garden Ridge, L.P.
12990 West Center Road, Omaha, NE 68144(2)	Douglas	Nebraska	12990 West Center Road LLC	Garden Ridge, L.P.
1600 East Plano Parkway, Plano, TX 75074(3)	Collin	Texas	1600 East Plano Parkway, LLC	Garden Ridge, L.P.
11100 E Colonial Dr Orlando, FL 32817	Orange	Florida	CVJCR Properties Ltd. LLLP	Garden Ridge, L.P.

(1)           Unexecuted, draft lease.

(2)           Unexecuted, draft lease.

(3)           Unexecuted, draft lease.

9

Street Address	County	State	Lessor	Lessee
76675 Shelby St Indianapolis, IN 46227	Marion	Indiana	Greenwood Place Phase II, LP	Garden Ridge, L.P.

10

Schedule 5.08(d) to

the Credit Agreement

OTHER LOCATIONS OF TANGIBLE PERSONAL PROPERTY

Loan Party	Street Address	County	State
Garden Ridge Finance Corporation	2215 B. Renaissance Drive Las Vegas, NV 80952	Clark	Nevada
GR Development LLC	McGuire, Craddock & Strother, P.C. 2501 N. Harwood, Suite 1800 Dallas, TX 75201	Dallas	Texas
29 Northwest LLC
1600 East Plano Parkway, LLC
2650 West Interstate 20, LLC
2827 Dunvale, LLC
8651 Airport Freeway LLC
11501 Bluegrass Parkway LLC
12990 West Center Road LLC
1600 East Plano Parkway, LLC	Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, TX 75201	Dallas	Texas
2650 West Interstate 20, LLC
11501 Bluegrass Parkway LLC
12990 West Center Road LLC
1600 East Plano Parkway, LLC	Lead Real Estate Administrator Real Estate Administration SRS Real Estate Partners 15660 North Dallas Parkway, Suite 1200 Dallas, TX 75248	Dallas	Texas
2650 West Interstate 20, LLC
2827 Dunvale, LLC
8651 Airport Freeway LLC
11501 Bluegrass Parkway LLC
12990 West Center Road LLC

11

Schedule 5.09 to

the Credit Agreement

ENVIRONMENTAL MATTERS

None.

12

Schedule 5.11(a) to

the Credit Agreement

ERISA COMPLIANCE

None.

13

Schedule 5.11(d) to

the Credit Agreement

PENSION PLANS

None.

14

Schedule 5.12 to

the Credit Agreement

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

Name of Subsidiary	Jurisdiction
GRD Holding III Corporation	Delaware
Garden Holdings Inc.	Delaware
Garden Ridge Corporation	Delaware
Garden Ridge Finance Corporation	Delaware
Garden Ridge, L.P.	Texas
Garden Ridge Management, LLC	Delaware
GR Development LLC	Delaware
29 Northwest LLC	Delaware
1600 East Plano Parkway, LLC	Delaware
2650 West Interstate 20, LLC	Delaware
2827 Dunvale, LLC	Delaware
8651 Airport Freeway LLC	Delaware
11501 Bluegrass Parkway LLC	Delaware
12990 West Center Road LLC	Delaware

EQUITY INVESTMENTS

None.

15

Schedule 5.16 to

the Credit Agreement

INTELLECTUAL PROPERTY MATTERS

(i)  Patents

None.

(ii)  Trademarks

Grantor	Domain Name/Mark	Country	Reg. No.	Application No.	Filing Date	Issue Date
Garden Ridge Finance Corporation	GARDEN RIDGE	U.S.	1,634,497	73-831377	10/16/1989	2/5/1991
Garden Ridge Finance Corporation	GARDEN RIDGE	U.S.	1,641,031	73-831648	10/16/1989	4/16/1991
Garden Ridge Finance Corporation	GARDEN RIDGE	U.S.	1,934,665	74-462449	11/23/1993	11/14/1995
Garden Ridge Finance Corporation	THE HOME DÉCOR & CRAFT MARKETPLACE	U.S.	2,533,151	76-125381	9/8/2000	1/22/2002
Garden Ridge Finance Corporation	THE HOME DÉCOR MARKETPLACE	U.S.	2,557,813	75-891555	1/7/2000	4/9/2002

(ii)  Domain Names

Gardenridge.bz

Gardenridge.cc

Gardenridge.us

Gardenridgesavings.com

Gardenridge.com

(iii)  Trade Names

None.

(iv)  Registered Copyrights

None.

16

(v)  IP Agreements

None.

17

Schedule 5.17(b) to

the Credit Agreement

Credit Card Arrangements

1. Select Merchant Payment Card Processing Agreement (No. 111315) dated as of June 14, 2006 between Paymentech, LLC and Garden Ridge, L.P. as amended in June of 2009.

18

Schedule 5.20 to

the Credit Agreement

LABOR MATTERS

None.

19

Schedule 6.02 to

the Credit Agreement

Collateral Reports

A. Annually within 90 days after the end of each fiscal year (120 days for FYE 1/31/2012)
1. Audited Financial statements including:
- Consolidated Balance Sheets
- Consolidated Statements of Income
- Consolidated Statements of Shareholders’ Equity
- Consolidated Statements of Cash Flows
- Notes to Consolidated Financial Statements
- Management’s Discussion and Analysis
2. Compliance Certificate (1)

B. Quarterly within 45 days after the end of each of the first three fiscal quarters (2)
1. Financial statements including:
- Consolidated Balance Sheets
- Consolidated Statements of Income
- Consolidated Statements of Shareholders’ Equity
- Consolidated Statements of Cash Flows
- Notes to Consolidated Financial Statements
- Management’s Discussion and Analysis
2. Compliance Certificate (1)

C. Annually within 45 days after the end of each fiscal year
1. Quarter Projections including:
- Consolidated Balance Sheets
- Consolidated Statements of Income
- Consolidated Statements of Cash Flows
- Monthly Availability Forecast

D. Within 15 Days after the end of each fiscal month (3)
1. Borrowing Base Certificate

E. Notices
The Borrower must promptly notify the Administrative Agent if the following shall occur:
- Change in any Loan Party’s senior executive officers
- Discharge by any Loan Party of its present registered public accounting firm or any withdrawal or resignation by such accounting firm

(1) Compliance Certificate to be received no later than 5 days after delivery of

20

financials.
(2) Springs to monthly financial reporting and due within 30 days after the end of each fiscal month if Availability is less than 25%.
(3) Springs to weekly borrowing base reporting during a Cash Dominion Trigger Period and shall be delivered by Tuesday of each week.

21

Schedule 6.14(b) to

the Credit Agreement

MORTGAGED PROPERTIES

REAL PROPERTY

Record Owner	Address
1600 East Plano Parkway, LLC	1600 East Plano Parkway, Plano, TX 75074
11501 Bluegrass Parkway LLC	11501 Bluegrass Parkway, Jeffersontown, KY 40299
12990 West Center Road LLC	12990 West Center Road, Omaha, NE 68144

22

Schedule 7.01 to

the Credit Agreement

EXISTING LIENS

Grantor	State	Jurisdiction	UCC No.	Secured Party	Collateral Description
Garden Ridge, L.P.	NC	Mecklenburg County, NC	04M003467 filed on 4/13/04. Amount: $2,138.79.	Southeastern Restoration, Inc. d/b/a AFTERDISASTER	Garden Ridge, 7965 Lyles Lane, Concord, NC, 28027
8651 Airport Freeway LLC	DE	Secretary of State	Initial filing: 2007-0196112 filed on 1/16/2007. Amendment: 2010-4645606 filed on 12/30/2010.	Bank of America, National Association, as Successor by Merger of Mortgage Electronic Registration Systems, Inc., as nominee for Bear Stearns Commercial Mortgage, Inc.	All property listed on Schedule A to filing.

23

Schedule 7.02 to

the Credit Agreement

EXISTING INVESTMENTS

INVESTMENT PROPERTY

Part I

Equity Interests

None.

Part II

Debt Investments

See Schedule 7.03.

24

Schedule 7.03 to

the Credit Agreement

PERMITTED SURVIVING DEBT

None.

EXISTING LETTERS OF CREDIT

1.              Letter of Credit (L/C No. 68058257) issued by Bank of America, N.A. to CNA on behalf of GRDG Holdings LLC.  The Letter of Credit is in the amount of $286,000.00 and was issued April 15, 2011 and will expire March 31, 2012.

2.              Letter of Credit (L/C No. 3113550) issued by Bank of America, N.A. to Zurich North America on behalf of GRDG Holdings LLC.  The Letter of Credit is in the amount of $250,000.00 and was issued July 7, 2010 and will expire July 1, 2012.

3.              Letter of Credit (3048552) issued by Bank of America, N.A. to Sentry Insurance A Mutual Company on behalf of Garden Ridge Corporation.  The Letter of Credit is in the Amount of $2,000,000 and was issued November 2, 2010.

4.              Letter of Credit (3079880) issued by Bank of America to Avalon Risk Management, Inc.on behalf of Garden Ridge L.P.  The Letter of Credit is in the Amount of $50,000 and was issued November 3, 2010.

5.              Letter of Credit (L/C No. 68061728) issued by Bank of America, N.A. to Wells Fargo Bank, N.A. on behalf of GRDG Holdings LLC.  The Letter of Credit is in the amount of $256,179.66 and was issued September 23, 2011 and will expire September 19, 2012.

BONDS

1.              Utility Service Guaranty Bond (Bond No. 01474369) among Garden Ridge L.P., Berkley Regional Insurance Company and Greystone Power Corporation, dated as of April 29, 2010.  The Bond is in the amount of $50,000.00.

2.              Utility Service Guaranty Bond (Bond No. 105659939) among Garden Ridge L.P., Travelers Casualty and Surety Company of America and Greystone Power Corporation, dated as of August 3, 2011. The Bond is in the amount of $40,000.00.

3.              Surety Bond (Bond No. 105659901) among Garden Ridge L.P., Travelers Casualty and Surety Company of America and Progress Energy Florida, dated as of August 3, 2011.  The Bond is in the amount of $20,655.00.

4.              Surety Bond (Bond No. 105659896) among Garden Ridge L.P., Travelers Casualty and Surety Company of America and Omaha Public Power, dated as of August 3, 2011.  The bond is in the amount of $26,000.00.

PROMISSORY NOTES

None.

25

Schedule 7.08 to

the Credit Agreement

TRANSACTIONS WITH AFFILIATES

None.

26

Schedule 10.02 to

the Credit Agreement

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

GRD Holding III Corporation

Garden Ridge, L.P.

19411 Atrium Place, Suite 170

Houston, TX 77084

Attention: J. William Uhrig

Phone: ###-###-####

Fax No.:  281-646-0423

Email: Bill.Uhrig@tcr-ny.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

100 Federal Street, 9th Floor

Mail Code: MA5-100-09-09

Boston, MA 02110

Attention:  Christine Hutchinson

Telephone:  ###-###-####

Facsimile:  617-434-4131

Electronic Mail:  Christine.hutchinson@baml.com

Administrative Agent’s Wiring Instructions:

Bank of America, N.A.

Name:  Bank of America Retail Group Collection

Account # ##########

ABA #  #########

Attn:     Christine Hutchinson

Ref:  GRD Holding III Corporation

L/C ISSUER:

Bank of America, N.A.

100 Federal Street, 9th Floor

Mail Code: MA5-100-09-09

Boston, MA 02110

Attention:  Christine Hutchinson

Telephone:  ###-###-###

Facsimile:  617-434-4131

Electronic Mail:  Christine.hutchinson@baml.com

27

SWING LINE LENDER:

Bank of America, N.A.

100 Federal Street, 9th Floor

Mail Code: MA5-100-09-09

Boston, MA 02110

Attention:  Christine Hutchinson

Telephone:  ###-###-####

Facsimile:  617-434-4131

Electronic Mail:  Christine.hutchinson@baml.com

28

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                 ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 5, 2011 (as may otherwise be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among GRD Holding III Corporation, a Delaware corporation, Garden Ridge, L.P., a Texas limited partnership, GRD Holding II Corporation, a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties named therein.

The undersigned hereby requests (select one):

☐  A Borrowing of Loans       ☐  A conversion or continuation of Loans

1.                                      On                                                                     (a Business Day).

2.                                      In the amount of $                                                             .

3.                                      Comprised of                                                                                          .

[Type of Loan requested]

4.                                      For Eurodollar Rate Loans:  with an Interest Period of                  months.

GRD HOLDING III CORPORATION

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                 ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 5, 2011 (as may otherwise be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among GRD Holding III Corporation, a Delaware corporation, Garden Ridge, L.P., a Texas limited partnership, GRD Holding II Corporation, a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other parties named therein.

The undersigned hereby requests a Swing Line Borrowing:

1.                                      On                                                                     (a Business Day)(1).

2.                                      In the amount of $                                                             (2).

The Swing Line Borrowing requested herein complies with the provisions of Section 2.04 of the Credit Agreement.

GRD HOLDING III CORPORATION

By:
Name:
Title:

(1)  Each notice of a Swing Line Borrowing must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested date of any Swing Line Borrowing.

(2)  Each Swing Line Borrowing must be in a minimum amount of $100,000.

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [                                        ] or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 5, 2011 (as may otherwise be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Holdings, the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties named therein.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Loan made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

GRD HOLDING III CORPORATION

By:
Name:
Title:

GARDEN RIDGE, L.P.

By:
Name:
Title:

2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

3

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 5, 2011 (as may otherwise be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among GRD Holding III Corporation, a Delaware corporation, Garden Ridge, L.P., a Texas limited partnership, and certain of its Subsidiaries (the “Borrower”), GRD Holding II Corporation, a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and the other parties named therein.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [                                                        ] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.              Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.              Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for fiscal month-end financial statements]

2.              Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(c) of the Agreement for the fiscal month of the Borrower ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

3.              The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Borrower during such fiscal period.

[select one:]

[To the knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.              The financial covenant analyses and information set forth on Schedule 2 attached hereto are delivered in compliance with Section 6.02(b).

5.              Attached hereto as Schedule 3 are all supplements to Schedules 5.08(b), (c) and (d) and 5.16 to the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                    ,                               .

GRD HOLDING III CORPORATION

By:
Name:
Title:

2

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Section 7.11 (a) — Consolidated Fixed Charge Coverage Ratio.

A.            Consolidated EBITDA

1.	Consolidated Net Income		$

2.	The sum of, without duplication
(i)

total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments, (d) the interest component of Capitalized Leases, (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (g) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations,

$
(ii)

provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as Delaware franchise tax, Pennsylvania capital tax or Texas margin tax) and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations

$
	(iii)	depreciation and amortization expense (including amortization of intangible assets)	$
	(iv)	non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock appreciation or similar rights, stock options, restricted

3

stock or other rights or equity incentive programs to employees of Holdings, the Borrower or any Restricted Subsidiary pursuant to a written plan or agreement or the treatment of such options under variable plan accounting

$
(v)

any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests)

$
(vi)	all extraordinary, non-recurring or unusual charges	$
(vii)

costs and expenses in connection with store openings not to exceed $100,000 per each such store opening; provided that the aggregate amount of add backs made pursuant to this subsection (vii) when added to the aggregate amount of add backs made pursuant to subsections (ix) and (xix) below, shall not exceed an amount equal to 10% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this subsection (vii) or subsections (ix) or (xix) below)

$
(viii)	cash expenses and employee bonuses incurred in connection with, or in anticipation of, the Transaction	$
(ix)

cash restructuring charges or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Closing Date, project start-up costs, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, recruiting, retention, relocation, severance and signing bonuses and expenses, transaction fees and expenses, (including those in connection with, to the extent permitted hereunder, any Investment, any Debt Issuance, any Equity Issuance, any Disposition, or any Casualty Event, in each case, whether or not consummated), systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company or any other costs (including legal services costs) incurred in connection with any of the foregoing; provided that the aggregate amount of add backs made pursuant to this subsection (ix) when added to the aggregate amount of add backs made pursuant to subsection (vii)

4

above and subsection (xix) below, shall not exceed an amount equal to 10% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this subsection (ix) or subsection (xix) below)

$
(x)	any losses (or minus any gains) realized upon the disposition of property outside of the ordinary course of business	$
(xi)

any (x) expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement or (y) expenses, charges or losses with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (A) not denied by the applicable indemnifying party, obligor or insurer in writing and (B) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)

$
(xii)

to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied in writing by the applicable insurer and (B) in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption

$
(xiii)	management fees permitted under Section 7.08(d) of the Agreement	$
(xiv)

any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transaction or any Investment permitted under Section 7.02 of the Agreement

$
(xv)	non-cash losses from Joint Ventures and non cash minority interest reductions	$

5

(xvi)	fees and expenses in connection with the exchanges or refinancings permitted by Section 7.14 of the Agreement	$
(xvii)	expenses representing the implied principal component under Synthetic Lease Obligations	$
(xviii)	other expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period, and	$
(xix)

the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transaction, any acquisition or disposition by the Borrower or any Restricted Subsidiary or any operational changes (including, without limitation, operational changes arising out of the modification of contractual arrangements (including, without limitation, renegotiation of lease agreements, utilities and logistics contracts and insurance policies, as well as purchases of leased real properties)) or headcount reductions, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, certifying that (x) such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable as determined in good faith by the Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions and synergies in connection with the Transaction, 12 months after the Closing Date and (II) in all other cases, within 12 months after the consummation of the acquisition or disposition, which is expected to result in such cost savings, expense reductions or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this subsection (xix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions and synergies are

6

not associated with the Transaction, all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this subsection (xix) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies and (E) the aggregate amount of add backs made pursuant to this subsection (xix), when added to the aggregate amount of add backs made pursuant to subsections (vii) and (ix) above, shall not exceed an amount equal to 10% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this subsection (xix) or subsections (vii) or (ix) above)

$

2.1	Total	$

3.

An amount which, in determination of Consolidated Net Income, has been included for: (i) all extraordinary, non-recurring or unusual gains and non-cash income during such period and; (ii) any gains realized upon the disposition of property outside of the ordinary course of business,

$

4.	Unrealized losses/gains in respect of Swap Contracts, all as determined in accordance with GAAP	$

5.

The amount of Restricted Payments made in reliance on Sections 7.06(e)(i), 7.06(e)(ii), 7.06(e)(vii) or 7.06(h) of the Agreement (except to the extent that (x) the amount paid with such Restricted Payments by Holdings would not, if the respective expense or other item had been incurred directly by the Borrower, have reduced Consolidated EBITDA determined in accordance with this definition or (y) such Restricted Payment is paid by the Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated EBITDA, as calculated pursuant to the definition of Consolidated EBITDA)

$

6.

To the extent included elsewhere in this determination of Consolidated EBITDA, any income (loss) for any period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments

$

7

7.		Consolidated EBITDA for four consecutive fiscal quarters ending on the above date (“Subject period”) (Line A.1 + Line A.2.1 - Line A.3 (+/-) Line A.4 – Line A.5 (-/+) Line A.6)	$

8.		Unfinanced Capital Expenditures made during such period	$

9.		Line A.7 minus Line A.8	$

	B.	Consolidated Funded Indebtedness at Statement Date:

1.

All Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof):

$

2.		Excluding:

		(i) net obligations under any Swap Contract,	$
(ii)

any earn-out obligation until such obligation becomes a liability on the balance sheet of the applicable Person and is expected to be paid in a fiscal quarter immediately following the date of determination of the Consolidated Funded Indebtedness,

$
		(iii) any deferred compensation arrangements,	$
		(iv) any non-compete or consulting obligations incurred in connection with Permitted Acquisitions, or	$
(v)

obligations in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Funded Indebtedness until three (3) Business Days after such amount is drawn.

$

3.		Consolidated Funded Indebtedness (Line B.1 – Lines B.2 (i) through (v))	$

4.		Consolidated Cash Taxes	$

8

5.	Consolidated Funded Indebtedness (Line B.3) plus Consolidated Cash Taxes (Line B.4)	$

C.	Consolidated Fixed Charge Coverage Ratio (Line A.9 ÷ Line B.5):	: 1

	Minimum permitted:	1.00:1.00

9

SCHEDULE 3

to the Compliance Certificate

(Supplements to Schedules 5.08(b), (c) and (d) and 5.16 to the Agreement)

10

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the [facility][respective facilities] identified below (including, without limitation, participations in L/C Obligations and in Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:                                                                                                                 [and is an Affiliate/Approved Fund of [identify Lender]]

3.                                      Borrowers:                                     GRD HOLDING III CORPORATION, a Delaware Corporation GARDEN RIDGE, L.P., a Texas Limited Partnership

4.                                      Administrative Agent:                         BANK OF AMERICA, N.A., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:                                             The Credit Agreement, dated as of October 5, 2011, among GRD Holding III Corporation, a Delaware corporation, Garden Ridge,

L.P., a Texas limited partnership, GRD Holding II Corporation, a Delaware corporation, the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other parties thereto.

6.                                      Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
Revolving Credit Facility	$	$		%

7.                                      Trade Date:

Effective Date:                    , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:
[Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as L/C Issuer

By:

2

Title:

GRD HOLDING III CORPORATION

By:
Title:](3)

(3)  To be included to the extent required.

3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Assumption in accordance with the terms and conditions contained in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

2

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

(See attached)

EXHIBIT F

FORM OF BORROWING BASE CERTIFICATE

(See attached)

EXHIBIT G-1

HOLDINGS GUARANTY

(See attached)

EXHIBIT G-2

SUBSIDIARY GUARANTY

(See attached)

EXHIBIT H

SECURITY AGREEMENT

(See attached)

EXHIBIT I

FORM OF MORTGAGE

(See attached)

EXHIBIT J

INTELLECTUAL PROPERTY SECURITY AGREEMENT

(See attached)

EXHIBIT K-1

OPINION MATTERS — COUNSEL TO LOAN PARTIES

(See attached)

EXHIBIT K-2

OPINION MATTERS — LOCAL COUNSEL TO LOAN PARTIES

(See attached)

EXHIBIT L

FORM OF CREDIT CARD NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH PROCESSOR

,

To:                             [Name and Address of Credit Card Processor] (the “Processor”)

Re:                             [              ] (the “Company”)

Merchant Account Number:

Dear Sir/Madam:

Under various agreements between and among the Company, certain affiliates of the Company, Bank of America, N.A., a national banking association with offices at 100 Federal Street, 9th Floor, Boston, MA 02110, as administrative agent (the “Administrative Agent”) for a syndicate of lenders and other credit parties (the “Credit Parties”) party to a Credit Agreement dated as of [          , 2011] (as amended, modified or supplemented from time to time, the “Credit Agreement”), the Company has granted to the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, a security interest in and to the Company’s inventory, accounts, general intangibles, equipment, and other assets, including, without limitation, all amounts due or to become due from the Processor to the Company.

Under such agreements, the Company is obligated to deliver (or cause to be delivered) all proceeds of the Company’s accounts, accounts receivable, and inventory to the Administrative Agent.  Such proceeds include all payments with respect to credit card charges (the “Charges”) submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

Until the Processor receives written notification from an officer of the Collateral Agent to the contrary, all amounts as may become due from time to time from the Processor to the Company shall continue to be transferred only as follows:

By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

Bank of America, N.A.

ABA #

Account No.

Re: GRD Holding III Corporation

or

As the Processor may be instructed from time to time in writing by an officer of the Collateral Agent.

Upon request of the Collateral Agent, a copy of each periodic statement provided by the Processor to the Company should be provided to the Collateral Agent at the following address (which address may be changed upon seven (7) days’ written notice given to the Processor by the Collateral Agent):

Bank of America, N.A.

100 Federal Street, 9th Floor

Attention:  Christine Hutchinson

Re:                             GRD Holding III Corporation

The Processor shall be fully protected in acting on any order or direction by the Administrative Agent respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Collateral Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This letter may be amended only by the written agreement of the Processor, the Company, and an officer of the Collateral Agent and may be terminated solely by written notice signed by an officer of the Collateral Agent.

Very truly yours,

[ ], as the Company

By:
Name:
Title:

cc: Bank of America, N.A.